Exhibit 10.37

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER INSTALLER SERVICES AGREEMENT

By and Between

EVERBRIGHT, LLC

And

Electriq Microgrid Services, LLC

March 13, 2023

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

TABLE OF EXHIBITS

EXHIBIT A	Definitions
EXHIBIT B	Work Order
EXHIBIT C	Purchase Price Table
EXHIBIT D	[Reserved]
EXHIBIT E	Milestone Deadlines and Payment Terms
EXHIBIT F	Milestone Deliverables
EXHIBIT G	Forms of Lien Waivers and Releases
EXHIBIT H	Insurance Requirements
EXHIBIT I	Ramp Schedule
EXHIBIT J	Form PPA
EXHIBIT K	PowerPod2 Spec Sheet

DOCUMENTS AVAILABLE ON THE PLATFORM

1.	Approved Vendor List
2.	Commissioning and Testing Protocols
3.	Customer Criteria
4.	EverBright Program Marketing Guidelines
5.	Installer Criteria
6.	Installer Safe and Secure Workplace Policy
7.	Major Equipment Warranty Minimum Requirements
8.	System Design Standards
9.	Spec Sheet
10.	Purchase Price Parameters

MASTER INSTALLER SERVICES AGREEMENT

This Master Installer Services Agreement (this “Agreement”) is entered into on March 13, 2023 (the “Effective Date”) by and between EVERBRIGHT, LLC, a Delaware limited liability company (“EverBright”), and Electriq Microgrid Services, LLC, a Delaware limited liability company (“Installer”) on behalf of itself and its Affiliates (hereinafter defined).

RECITALS

WHEREAS, EverBright has developed a program (the “Program”) for financing the origination, supply, installation and operation of photovoltaic solar power production systems and/or energy storage systems for residences in certain states in the United States of America under which EverBright will arrange for the financing, supply and installation of the Systems;

WHEREAS, Installer is in the business of originating, designing, engineering, supplying, and installing (including the construction, commissioning and testing of) and selling residential photovoltaic solar power production and/or energy storage systems (“Systems”);

WHEREAS, EverBright desires to retain Installer to originate, design, engineer, procure, install, construct, commission and test certain Systems to be owned by System Owner;

NOW, THEREFORE, EverBright and Installer, in consideration of the mutual covenants contained herein and other good and valuable consideration the adequacy and receipt of which are hereby acknowledged, do hereby agree as follows:

1. INSTALLER CRITERIA AND RESPONSIBILITIES; PROGRAM ADMINISTRATION

1.1

Installer Criteria. Installer represents that it currently meets, and covenants that it will continue to meet at all times while this Agreement or any Work Order is in effect, the Installer Criteria, which EverBright deems to be, and Installer acknowledges is, a material basis for EverBright entering into this Agreement and executing Work Orders hereunder. EverBright shall make a determination in its sole discretion as to whether Installer meets the Installer Criteria. EverBright may change the Installer Criteria from time to time in its sole discretion through the Platform. EverBright shall provide Installer with prompt Notice of any change in the Installer Criteria, and shall provide Installer with a period of at least thirty (30) days to cure any noncompliance with the Installer Criteria. Installer shall promptly provide Notice to EverBright if Installer discovers that it has ceased to meet any of the Installer Criteria. Installer shall, from time to time, provide information and documentation reasonably requested by EverBright to confirm Installer’s compliance with the Installer Criteria. EverBright may terminate this Agreement pursuant to the provisions of Section 9.3 for any failure of Installer to meet the Installer Criteria (subject to any applicable grace period following a change in the Installer Criteria as described in this Section 1.1).

1.2

EverBright Representative. EverBright will manage this Agreement through its designated representative (the “EverBright Representative”), which will be the interface between EverBright and Installer (and receive Notices from Installer) and will have full authority to act for EverBright under this Agreement. The contact information for the EverBright Representative is set forth in Section 16.4. EverBright may replace the EverBright Representative by Notice to Installer.

1.3

Installer Representative. Installer will manage this Agreement through its designated representative (the “Installer Representative”), which will be the interface between EverBright and Installer (and receive Notices from EverBright) and will have full authority to act for Installer under this Agreement. The contact information for the Installer Representative is set forth in Section 16.4. Installer may replace the Installer Representative by Notice to EverBright, provided that such replacement Installer Representative is acceptable to EverBright, such acceptance not to be unreasonably withheld.

1.4

Exclusive Relationship. For a period of [***] from the Effective Date, Installer shall have the exclusive right to install Systems, pursuant to the associated Work Orders, for the [***] Customers that execute a PPA with EverBright under the Sustainable Community Network Program (“System Cap”). In the event Installer declines to install a System and rejects the associated Work Order as set forth above, Installer acknowledges and agrees that other installers may accept such work for installation of the System associated with the rejected Work Order and such System shall not be credited against the System Cap. The provisions of Article 14 shall apply to any information relating to a Customer provided by Installer.

1.5

Subcontracting. Installer may use and engage Subcontractors (including engineers) to perform some or all of the Work. Installer shall be solely responsible for performance of all the Work, whether performed by Installer or its Subcontractors, and for paying each Subcontractor amounts due to such Subcontractor, and nothing contained herein shall obligate EverBright to pay any Subcontractor for any of the Work performed by such Subcontractor or taxes or withholdings related to such Work performed by any such Subcontractor, or to reimburse Installer for Installer payments to Subcontractors for Taxes. Without limiting any of Installer’s obligations hereunder, EverBright may directly pay any Subcontractor if EverBright determines that Installer has failed to pay such Subcontractor. No Subcontractor is intended to be, nor shall any such Subcontractor be deemed to be, a third party beneficiary of this Agreement or of any Work Order or an agent, employee, contractor, joint venturer or partner of EverBright. Installer shall cause all Subcontractors to comply with the terms of and standards of performance set forth in this Agreement applicable to Installer. Installer shall ensure that all Subcontractors are in compliance with all license and bonding requirements applicable to the Work to be performed by them in accordance with Applicable Law. Installer agrees to cause all Subcontractors to maintain, and comply with, the insurance requirements of Installer, which shall be consistent with Good Industry Practices and Applicable Law. Installer shall be solely responsible for the employment, control, actions, liability and conduct of its Subcontractors, including the compliance with the terms of this Agreement. EverBright is committed to seeking out and encouraging the use of small, minority-owned, women-owned, or otherwise diverse-owned Installers to the greatest extent possible and encourages contractors to do the same. EverBright is a prime contractor to the Federal Government and, as such, is committed to complying with the regulations and laws of the Federal Acquisition Regulations, and flowing down certain requirements to its Installers, as indicated in the following provisions: if this Agreement provides subcontracting opportunities, Installer is required to offer small business concerns (as defined by the Federal government in FAR 52-219.8 http://farsite.hill.af.mil/reghtml/regs/far2afmcfars/fardfars/far/52_215.htm#P1280_218528) the maximum practicable opportunity to participate in subcontracting opportunities.

1.6	Labor.

(a)

Installer shall provide and maintain sufficient staff to furnish and complete the Work in accordance with the Work schedule, and such staff shall have the technical and managerial experience, qualifications, required certifications and licenses necessary to perform the Work in accordance with the requirements of this Agreement and Applicable Law.

(b)

Installer shall provide and maintain a qualified and competent organization at the Customer Site with adequate capacity and numbers of construction and start up personnel, equipment and facilities to execute the Work in a safe, efficient, environmentally sound and professional manner at a rate of progress in accordance with the Work schedule.

(c)

Installer shall ensure that at the time of hiring, all of its personnel and personnel of any Subcontractors performing the Work are in possession of all such documents (including visas, driver’s licenses and work permits) as may be required by any and all Applicable Laws to perform the Work. Upon the request of EverBright, Installer shall provide any such documentation to EverBright in a timely fashion in order for EverBright to comply with any request or requirement of any Governmental Authority.

(d)

Installer shall (and shall cause its Subcontractors to) comply with the Department of Homeland Security Bureau of U.S. Citizenship and Immigration Services Employment Eligibility Form I-9 for all employees performing any Work at the Customer Site.

(e)

Neither Installer nor any Subcontractor nor their employees, consultants or representatives shall possess, consume, be under the influence of, import, sell, give, barter or otherwise dispose of any firearms, alcoholic beverages, or illegal drugs at the Customer Site. Installer shall immediately identify and remove from its or its Subcontractors’ employment at the Customer Site any Person (whether in the charge of Installer or any Subcontractor) who violates this policy, or any other Person who does or whose actions may constitute disorderly conduct or create any unsafe condition or other situation that may cause damage or harm to any Person or property.

(f)

Installer shall be responsible and liable for all labor relations matters of Installer and Subcontractor personnel relating to the Work. Installer shall (and shall cause its Subcontractors to) adopt practices designed to avoid labor disputes, and use reasonable efforts to minimize the risk of labor-related delays or disruption of the progress of the Work. In the event that Installer experiences labor relations difficulties that may affect the progress of the Work or the work of EverBright or other contractors, it shall immediately notify the EverBright Representative.

1.7	Compliance with Laws, Rules And Regulations.

(a)

Installer agrees to conduct all business with EverBright in an ethical manner. Installer shall not give any commissions or payments whatsoever to any employee or agent of EverBright, nor give any gifts or entertainment which reasonably could be considered as intending to influence such person. Installer hereby confirms that there are no conflicts of interest between EverBright and Installer of which Installer’s management is (or reasonably should be) aware. Prohibited conflicts of interest include, but are not limited to, circumstances where, (i) a EverBright employee (or a close family member of an employee) is an officer of Installer, (ii) a EverBright employee and/or close family members of an employee collectively have a greater than five percent (5%) ownership interest in Installer, or (iii) an employee of EverBright (or close family member of an employee) stands to gain personally from business between EverBright and Installer. Installer hereby acknowledges that any violation of this Section 1.7 would constitute a violation of EverBright’s corporate policies and that upon such violation EverBright may terminate this Agreement and any other contracts between Installer and EverBright. Should Installer become aware, or have reasonable suspicion, that a violation of this Section 1.7 exists, Installer shall promptly notify the EverBright Representative. In addition, Installer shall promptly upon discovery thereof notify EverBright’s Internal Auditing department of any solicitation of Installer by an employee or agent of EverBright with the apparent intent of encouraging Installer to violate this Section 1.7.

(b)

In the event the Work by Installer includes lobbying, as defined by Applicable Law, Installer will comply with all requirements for registration and disclosure of expenditures as set forth in Applicable Law.

(c)

Installer acknowledges that any information, materials, software, or technology provided by EverBright to Installer to perform the Work may be subject to the export, re-export, and re-transfer control laws and regulations of the United States, including but not limited to the Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”), and Department of the Treasury Office of Foreign Asset Controls (“OFAC”) Regulations and agrees to comply with these laws and regulations. Without limiting the foregoing or Installer’s other obligations under this Section 1.7, Installer will not (and will cause its Subcontractors not to), without proper authorization from the applicable United States Government Agency, export, re-export, or transfer any information, materials, software, or technology provided by EverBright, either directly or indirectly, to any entity, country, or national of any country in breach of such laws and regulations.

1.8

Equal Employment Opportunity, Civil Rights and Homeland Security. To the extent applicable to the performance of the Work, Installer shall (and shall cause its Subcontractors to) comply with the Equal Employment Opportunity clause in Section 202, Paragraphs 1 through 7, of Executive Order 11246, as amended, and applicable portions of Executive Orders 11701 and 11758, relative to Equal Employment Opportunity and the Implementing Rules and Regulations of the Office of Federal Contract Compliance Programs and shall abide by the requirements of 41 CFR 60-1.4(a), 60-300.5(a) and 60- 741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, marital status, genetics, sex, sexual orientation, gender identity, gender expression, or national origin. Moreover, these regulations require that Installer and its Subcontractors take affirmative action to employ and advance in employment qualified individuals without regard to race, color, religion, marital status, genetics, sex, sexual orientation, gender identity, gender expression, national origin, protected veteran status or disability.

2. [RESERVED]

3. PROGRAM PROCESS

3.1

Work Order. A “Work Order” means a document generated by the Platform which is in substantially the form attached hereto as Exhibit B, that contains the information specified in such form for a proposed System using certain data inputs supplied by Installer, EverBright, and/or System Owner and is executed by a System Owner and Installer, pursuant to the terms and conditions of this Agreement. EverBright may modify the form of Work Order in its sole discretion through the Platform, provided that any such modification shall not apply to previously issued Work Orders.

3.2	Platform.

(a)

The Program will be implemented substantially through the Platform. In order to participate in the Program, Installer must become a party to the FEDI Agreement, and Installer must remain a Party to this Agreement. Installer agrees to use and rely on the Platform as the medium of communication between Installer and EverBright and for the exchange of related documents, except as otherwise required in this Agreement, as a matter of Applicable Law, or, for communications or document deliveries not transmissible through the Platform, pursuant to the provisions of Section 16.4.

(b)

Subject to all terms and conditions of this Agreement, EverBright hereby grants Installer and its authorized Subcontractors a limited, personal, non-sublicensable, non-transferable, royalty-free, nonexclusive license to access and use the Platform, which includes the EverBright application programming interface, website, and platform together with all related information, tools, data, content and documentation, through the internet solely for (i) Installer’s internal business purposes and (ii) other purposes separately authorized by EverBright in writing.

(c)

The Platform is subject to modification from time to time at EverBright’s sole discretion for any purpose deemed appropriate by EverBright. EverBright will use reasonable efforts to give Installer prior notice of material modifications.

(d)

Subject to all terms and conditions of this Agreement, EverBright shall use commercially reasonable efforts to make the Platform available to Installer. Notwithstanding the foregoing, EverBright may suspend Installer’s access to the Platform (i) for scheduled or emergency maintenance or (ii) in the event Installer is in material breach of this Agreement. EverBright will use commercially reasonable efforts to provide notice to Installer prior to any scheduled maintenance.

(e)	Through the Platform and subject to the confidentiality provisions of Article 14:

(i)	Installer may submit a Work Order for a Customer;

(ii)	EverBright and/or System Owner may solicit from Installer a Work Order for a Customer identified by EverBright and/or System Owner or its agents or third party providers;

(iii)	Installer shall submit the information and documentation required to achieve Project Qualification Approval; and

(iv)	Change Orders may be generated following changes to Work Orders, pursuant to Section 3.6.

(f)

Installer will not use the Platform in a manner that may permit unauthorized access to the Platform. Installer shall be fully responsible for the use of the Platform by its employees and authorized Subcontractors. Installer shall not: (i) reproduce, modify, translate, or create derivative works of the Platform, any underlying ideas, technology, or related software, or any portion thereof; (ii) copy, rent, sell, lease, distribute, publish, circulate, disseminate, pledge, assign, or otherwise transfer, encumber rights to, or allow access to the Platform or any part thereof or use or seek to commercially exploit any of the foregoing for the benefit of any third party; (iii) disassemble, decompile, reverse engineer, or translate any software related to the Platform, or otherwise attempt to discover any such software source code, object code, or underlying proprietary information, except to the extent that such restriction is prohibited by applicable law; (iv) remove or otherwise alter any proprietary notices or labels from the Platform or any portion thereof; (v) interfere with, modify, disrupt or disable features or functionality of the Platform, including without limitation any such mechanism used to restrict or control the functionality, or defeat, avoid, bypass, remove, deactivate or otherwise circumvent any software protection or monitoring mechanisms of the Platform; (vi) provide use of the Platform on a service bureau, rental or managed services basis or permit other individuals or entities to create Internet “links” to the Platform or “frame” or “mirror” the Platform on any other server, or wireless or Internet-based device; or (vii) access the Platform in order to build a similar or competitive product or service.

(g)

Installer will cooperate with EverBright in establishing a password or other procedures for verifying that only designated employees of Installer have access to any administrative functions of the Platform.

(h)

Installer will be responsible for maintaining the security of Installer’s account passwords (including but not limited to administrative and user passwords) and files, and for all uses of Installer’s account with or without Installer’s knowledge or consent.

(i)

This Agreement is not a sale and does not convey to Installer any rights of ownership in or related to the Platform, or any intellectual property rights contained therein. Except as expressly set forth in this Agreement, EverBright alone (and its licensors, where applicable) will retain all intellectual property rights relating to the Platform or any suggestions, ideas, enhancement requests, feedback, recommendations or other information provided by Installer or any third party relating to the Platform, which are hereby assigned to EverBright. Installer will not copy, distribute, reproduce or use any of the foregoing except as expressly permitted under this Agreement. ANYTHING PROVIDED BY EVERBRIGHT IN CONNECTION WITH THE PLATFORM IS PROVIDED “AS-IS,” WITHOUT ANY WARRANTIES OF ANY KIND, AND EVERBRIGHT HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.

3.3	Project Qualification Criteria. Each System shall meet, at a minimum, the following conditions (the “Project Qualification Criteria”):

(a)	Installer has submitted a complete Project Qualification Application;

(b)	Installer has submitted all Deliverables required to achieve Project Qualification Approval as set forth in Exhibit F;

(c)	the Customer meets the Customer Criteria;

(d)	Installer meets the Installer Criteria;

(e)	all equipment to be provided for such System is from an Approved Vendor;

(f)	such System is designed to meet the System Design Standards; and

(g)	Customer has paid to the applicable System Owner or its agents any required initial payments pursuant to the Customer Agreement (if applicable).

3.4

Project Qualification Approval. EverBright shall not be obligated to issue Project Qualification Approval and may decline to do so in its sole discretion. In the event EverBright declines to issue Project Qualification Approval, any initial payment paid in accordance with Section 3.3(g) shall be promptly returned to the Customer. In addition, if Customer cancels the Customer Agreement in accordance with the terms of its Customer Agreement, such initial payment shall be promptly returned to the Customer.

3.5

Cancellation of Project Qualification Approval. EverBright or its assignee may cancel Project Qualification Approval if: (a) the corresponding Customer Agreement is terminated; (b) the Customer no longer meets the Customer Criteria; (c) this Agreement is terminated by EverBright for cause in accordance with Section 9.2; or (d) Installation Completion is not achieved for the applicable System by the Installation Completion Deadline, as extended by any Force Majeure Events.

3.6	Change Orders.

(a)

At any time during performance of the Work, either EverBright (or its assignee) or Installer may suggest to the other that a change in the Work is desirable or required. In either case, Installer shall submit to EverBright (or its assignee) an estimate of any increase or decrease in the applicable Purchase Price required by the alteration or change. Installer shall also submit an estimate of the changes to the Work schedule caused by such alteration or change. No suggested change or extra Work shall be effective or required to be performed by Installer unless the change is reflected in a Change Order signed by Installer and approved and countersigned by EverBright (or its assignee); and each Party will promptly review and either approve or disapprove each Change Order request submitted by the other Party in accordance with this Section 3.6. Should any such change agreed to by both Parties result in an increase or decrease in Purchase Price or the Work schedule, then the applicable Work Order shall be modified through the issuance of a Change Order to reflect such change.

(b)	Unless stated otherwise in the Change Order, all extra Work and changes contained in such Change Order shall be performed in accordance with the provisions and conditions of this Agreement.

(c)

Any requested Change Order shall not affect the obligation of Installer to perform the Work and to deliver the System in the form agreed in this Agreement until such Change Order is executed by both Parties.

(d)

Upon a Force Majeure Event, Installer shall promptly notify EverBright (or its assignee) in writing describing the particulars of the Force Majeure Event, any delay or anticipated delay in Installer’s performance of this Agreement due to a Force Majeure Event and the reason for and anticipated length of the delay as soon as Installer knows or should have known of the occurrence of such event, but in no event later than forty-eight (48) hours after the occurrence thereof. Installer may suspend performance only to the extent and for the duration that is reasonably required by the Force Majeure Event. Installer shall be excused for any delays or defaults in the performance of its obligations under this Agreement that are the result of a Force Majeure Event. Installer shall be entitled to an equitable extension of the Installation Completion Deadline to account for such Force Majeure Event which shall be documented by a written Change Order to this Agreement that reflects the schedule extension; and each of Installer and EverBright (or its assignee) promptly shall execute and deliver such a Change Order. Installer shall use commercially reasonable efforts to overcome or mitigate the effects of the Force Majeure Event. Installer shall promptly resume performance hereunder when it can reasonably resume performance of its obligations under this Agreement, and shall give EverBright (or its assignee) written notice to that effect. Notwithstanding the foregoing, if the Force Majeure Event prevents or is reasonably expected to prevent Installer’s performance on a given Work Order for more than one hundred eighty (180) days, EverBright (or its assignee) may terminate such Work Order and/or cancel Project Qualification Approval for the applicable System upon written notice to Installer.

4. INSTALLATION.

4.1

Installation. For each System, Installer shall be solely responsible for design, engineering, equipment procurement, supervision, provision of labor, materials, equipment, tools, construction equipment and machinery, utilities, transportation, and Deliverables, and procurement of all Permits in conformity with this Agreement, the System Design Standards, the Work Order applicable to the System, and the applicable Customer Agreement (the “Work”). The Work includes all other facilities, items and services, even if not specifically identified herein, that are necessary to complete the System and provide the Deliverables in accordance with the other requirements of this Agreement. Once all the requirements for the Work have been performed, Installer shall promptly provide the Deliverables to EverBright and submit them into the Platform. Installer shall perform all Work in accordance with Good Industry Practices and Applicable Law.

4.2

Design. Installer is solely responsible for performing engineering and design services, using architects, engineers, and other professional staff members selected by Installer (each appropriately licensed), in each case as are necessary to prepare the plans and specifications for each System.

4.3	Site Conditions.

(a)

With respect to each System, Installer hereby represents that it has, by careful examination, satisfied itself as to the nature and location of the Work, the conformity of the Work with the System Design Standards, the conformation and configuration of the ground and the roof, the suitability of the roof for installation, the character, quality, and quantity of the materials to be encountered both above and below ground, environmental conditions including weather, the character of equipment and facilities needed preliminary to and during the prosecution of the Work, the general and local conditions including labor relations and all other matters, including, but not limited to Applicable Laws which may in any way affect the performance of the Work under this Agreement. Installer shall have no claim for additional compensation or additional time based on a lack of knowledge of such conditions.

(b)

If EverBright provides to Installer any records of conditions above and below ground, water records or other observations which may have been made by or for EverBright, Installer acknowledges that (i) such information shall be for informational purposes only; (ii) there shall be no express or implied guarantee as to the accuracy of such records or any interpretation of them; and (iii) it has formed its own opinion concerning all of these conditions from an inspection of the Customer Site and has made its own interpretation of such records.

(c)

EverBright assumes no responsibility for any understandings or agreements made by any of its representatives during or prior to execution of this Agreement unless such understandings or agreements are expressly stated in this Agreement.

(d)

Installer acknowledges and accepts the Anticipated Site Conditions and agrees that it shall not be entitled to an adjustment to the Purchase Price or the Work schedule on account of the Anticipated Site Conditions, except that the Parties acknowledge that Installer shall be entitled to a Change Order in accordance with Section 3.6 with respect to any Unanticipated Site Conditions.

4.4

Schedule for the Work. Installer must plan the Work of each System to ensure that Installer can achieve Installation Completion of the System not later than the Installation Completion Deadline and System Activation of the System by the System Activation Deadline, each of which are acknowledged by Installer as reasonable time periods within which Installer can deal with unexpected delays or interruptions. Installer recognizes the importance to EverBright in achieving the Installation Completion for a System by the Installation Completion Deadline and the System Activation for a System by the System Activation Deadline, and acknowledges and agrees that EverBright may be damaged by the failure of Installer to meet such deadlines.

4.5

Inspection of the Work. All Work shall be properly inspected, and tested if appropriate, by Installer and shall at all times be subject to additional inspection by EverBright and its designee(s), including, but not limited to, Work performed at the Customer Site. Neither the failure to make such inspection, nor the failure to discover defective workmanship, materials, or equipment, nor approval of or payment to Installer for such Work shall prejudice the rights of EverBright thereafter to correct or reject the same. Installer shall keep complete and accurate records of Installer’s inspection and testing of all materials and equipment received, stored, and issued for use in the Work and, upon request by EverBright, make available such records to EverBright and its designee(s).

EverBright reserves the right to inspect the Work at any time during the course of installation or upon its completion without unreasonably delaying the Work for such inspection; and Installer shall cooperate reasonably to facilitate any such inspections. Any deficiencies in the Work found upon any such inspection shall be promptly corrected by Installer.

4.6

Compliance with Applicable Law. Installer shall perform the Work in compliance with Applicable Law. Without limiting the generality of the foregoing, any design and engineering or other professional services performed by or on behalf of Installer pursuant to this Agreement, which under Applicable Law must be performed by licensed and insured personnel, shall be performed by licensed and insured personnel in compliance with Applicable Law.

4.7	Incentive Programs and Tax Credits.

(a)

Installer shall identify any applicable Incentive Programs in the Work Order for the System, along with the Incentive Amount, which was a factor in calculating the Purchase Price. Installer shall prepare and file all applications or other documentation necessary in order to qualify the applicable System Owner for the rebates under the Incentive Programs, in form and substance reasonably acceptable to EverBright. Installer shall provide a copy of the applications and other documentation to EverBright and shall provide evidence of filing promptly after the same have been filed. Any change in the Incentive Amount shall require a Change Order.

(b)

INSTALLER ACKNOWLEDGES AND AGREES THAT THE TRANSFER OF TITLE AND RISK OF LOSS TO THE SYSTEM UNDER SECTION 7.1 FROM INSTALLER TO THE SYSTEM OWNER MUST OCCUR BEFORE ANY OF THE PLACED-IN-SERVICE CRITERIA IS COMMENCED IN ORDER FOR THE SYSTEM OWNER TO BE ENTITLED TO THE TAX CREDITS AVAILABLE UNDER APPLICABLE LAW WITH RESPECT TO THE SYSTEM, AND THAT RECEIPT OF SUCH TAX CREDITS IS AN ASSUMPTION FOR CALCULATION OF THE PURCHASE PRICE. ACCORDINGLY, INSTALLER SHALL NOT COMMENCE ANY OF THE PLACED-IN-SERVICE CRITERIA (OR PERMIT ANY OF THE PLACED-IN- SERVICE CRITERIA TO BEGIN) PRIOR TO THE TRANSFER OF TITLE AND RISK OF LOSS TO THE SYSTEM UNDER SECTION 7.1 FROM INSTALLER TO THE SYSTEM OWNER. FOR THE AVOIDANCE OF DOUBT, COMMENCEMENT OF THE PLACED-IN-SERVICE CRITERIA SHALL INCLUDE THE SUBMISSION OR APPLICATION FOR THE PERMISSION OF THE UTILITY TO OPERATE THE SYSTEM.

4.8

Interconnection and Net Metering. Installer shall make all arrangements necessary to cause the interconnection and net metering of the System to the Utility’s system. Installer shall provide a copy of the interconnection approval document to EverBright promptly after the Utility has given approval for interconnection.

4.9

Customer Site Supervision and Installer Personnel. Installer shall provide a competent superintendent and adequate supervision on the Customer Site at all times during performance of the Work to ensure that the Work is being performed in accordance with this Agreement. EverBright shall have the right to review the experience, qualification and certification record of Installer’s key personnel prior to their assignment to the Work; however, Installer shall have sole discretion to assign key personnel, provided that they are qualified pursuant to Applicable Law. Any delay related to EverBright’s review of key personnel shall extend the System Installation Deadline and System Activation Deadline on a day-for-day basis. Installer Representative shall represent Installer and shall be a duly authorized agent of Installer. Installer Representative shall not be removed from the Work without prior Notice to EverBright. Installer and Installer Representative shall cooperate at all times with EverBright, EverBright Representative and other contractors and subcontractors in all matters, including labor relations. In the event of any reassignment or change in key personnel such as the Installer Representative or supervisors, Installer shall provide an overlap of key personnel for a period of time sufficient to ensure that no adverse impact to the Work occurs. All costs of such overlap shall be borne by Installer and shall not be reimbursable under this Agreement.

4.10

Site Clean Up. Installer shall, at all times, keep its work areas in a neat, clean, and safe condition. Installer shall be responsible for continuous clean up and removal of its trash, debris, waste and scrap and disposal of such trash, debris, waste and scrap off the Customer Site. Upon completion of any portion of the Work, Installer shall immediately remove all of its equipment, construction plant, temporary structures and surplus materials not to be used at or near the same location during later stages of the Work. Upon completion of the Work and before final Milestone Payment is made, Installer shall, at its expense, satisfactorily dispose of all plant, buildings, rubbish, unused materials, and other equipment and materials belonging to it or used in the performance of the Work; and Installer shall leave the premises in a neat, clean and safe condition acceptable to the EverBright Representative. In the event of Installer’s failure to comply with the foregoing, the same may be accomplished by EverBright at Installer’s expense. Upon Installation Completion of the System, Installer shall remove from the Customer Site all waste, tools and equipment introduced to the Customer Site by Installer or its Subcontractors and shall restore the Customer Site to its Original Condition.

4.11

Damage to Property and Other Property. During the performance of the Work, Installer shall reasonably protect against damaging any and all property adjacent to, or adjoining, any Customer Site, including parallel, converging, and intersecting electric lines and poles, telephone lines and poles, highways, waterways, railroads, sewer lines, natural gas pipelines, oil pipelines, steam pipelines, water pipelines, drainage ditches, culverts, and third-party property. Installer shall not take any action that would result in any such facilities experiencing a cessation of operation, unless approved by EverBright in writing. EverBright, its Affiliates, the System Owners, and their Affiliates shall not be responsible for such damage.

4.12	Site Security and Access.

(a)

Installer shall be solely responsible for security at the Customer Site and ensuring that its employees, those of its Subcontractors and all others engaged by Installer or its Subcontractors comply with all security arrangements of Installer at the Customer Site as may be required under the Customer Agreement and Installation Agreement.

(b)	Installer and its Subcontractors and their personnel shall comply with the access to the Customer Site granted by the Customer under the Customer Agreement.

4.13	Health and Safety; Safety Emergencies.

(a)

Installer shall be solely responsible for the safety and health of its personnel and Subcontractors engaged in the execution of the Work, as well as for the protection of the environment and of the Work and its personnel or Subcontractors. Installer shall be responsible for the prevention of accidents and incidents and the administration of Installer’s safety, health and environmental programs in accordance with all Applicable Laws, which includes, without limitation, applicable U.S. Occupational Safety and Health Administration (“OSHA”) and U.S. Environmental Protection Agency (“EPA”) or any other applicable federal, state and local government agency regulations and rules, and shall report all Work related injuries, illnesses, and/or incidents to the EverBright Representative as soon as reasonably possible.

(b)

Installer shall take all precautions for the safety and health of all affected persons and the environment and shall provide all protection necessary to prevent damage and mitigate injury, illness or loss to:

(i)	All persons and entities engaged in or performing the Work and all other persons and entities who may be affected thereby;

(ii)	All Work and all materials and equipment to be incorporated therein, whether in storage on or off the Customer Site, under the care, custody, or control of Installer or Subcontractor; and

(iii)	All existing EverBright equipment or property and/or equipment or property of Customers.

(c)

In performing any part of the Work at the Customer Site, including any warranty, Installer shall comply with all Applicable Laws and Good Industry Practices pertaining to the health and safety of persons or property and protect them from damage, injury or loss. Installer shall also comply with all Customer Site work rules and regulations. If Installer does not work the minimum “30 employee days cumulative per 12-month period” requirement, as defined in the Installer Safe and Secure Workplace Policy, and therefore is not subject to such policy, the following shall apply:

(i)	Installer shall not permit or suffer the introduction or use of intoxicating liquor, firearms, or drugs upon the Customer Site, or upon any of the grounds occupied or controlled by Installer.

(ii)

All Installer and Subcontractor employees shall be subject to “post- accident” and/or “reasonable suspicion” controlled substances and alcohol testing while at the Customer Site. “Reasonable suspicion” shall be determined in the sole discretion of EverBright. Installer shall require that, before returning to work, each employee of Installer or any Subcontractor required to take a post-accident alcohol test not return to work within eight hours following the accident unless such employee passes a post-accident alcohol test.

(d)

Installer shall not discharge into the atmosphere dust, smoke, or other air contaminants from any source whatsoever in violation of Applicable Law. Installer shall use reasonable effort to minimize dust conditions in all areas within the Customer Site of Installer’s operations.

(e)

Installer shall not bring chemicals to the Customer Site that exceed the thresholds prescribed in accordance with Applicable Laws, rules and regulations (including, without limitation, 29 CFR and 40 CFR) without prior written approval of the EverBright Representative and, if required by Applicable Law, implementation of a risk management plan for the Customer Site, that complies with all Applicable Laws, rules and regulations (including, without limitation, 29 CFR and 40 CFR). Any such request for approval by Installer shall include such a risk management plan for the Customer Site.

(f)	All used and unused flushing and/or cleaning agents, oil and petroleum wastes shall be treated and disposed of by Installer in accordance with Applicable Law.

(g)

Installer shall (and shall cause its Subcontractors to) maintain and implement a safety and health program, which shall include safety training and education program for the purpose of maintaining a safe workplace and to ensure compliance with all applicable OSHA regulatory requirements and applicable safety standards by Installer and its Subcontractors. If requested by EverBright, Installer shall provide reasonable documentation to EverBright setting forth Installer’s safety program. If requested by EverBright, Installer shall provide EverBright access to and true copies of any safety incident logs maintained by Installer with respect to the Work or a System pursuant to OSHA or any other applicable federal, state and local government agency.

(h)

Installer shall ensure in all cases that Installer (and Subcontractor) personnel have received all training relevant to Work to be performed which is: (i) as required by Applicable Law; (ii) necessary in order to perform the Work properly and safely; and (iii) necessary in order to operate any equipment used in the Work in compliance with all Applicable Laws and the equipment manufacturer’s operating instructions. Installer shall make available to EverBright, promptly upon request, evidence of such training. Subject to an opportunity for Installer to cure a lack of such training, EverBright may require Installer at no increased cost to EverBright, to remove from the System its personnel or Subcontractors who fail to comply with Applicable Laws or for whom such evidence of required training is not provided.

(i)

Installer shall erect and maintain, as required by existing conditions and progress of the Work, all safeguards for safety and protection, including, without limitations, posting danger signs and other warnings against hazards, enforcing and complying with Applicable Laws, including those pertaining to safety and health and fire protection, and notifying owners and users of adjacent utilities. Except as otherwise provided in this Agreement, Installer shall be solely responsible for the design, construction, installation, use, and adequacy of all temporary supports, shoring, bracing, scaffolding, machinery or equipment, safety precautions or devices and similar items or devices used by Installer and Subcontractors during performance of the Work.

(j)	Installer shall provide and maintain for the duration of this Agreement adequate first-aid supplies at the Customer Site unless specified otherwise in this Agreement.

(k)

Workplace safety is an integral part of Installer’s obligations and duties owed EverBright under this Agreement. EverBright may notify Installer (which can be a verbal discussion with Installer’s management or Installer Representative) the need for enhanced safety practices based upon observations by or on behalf of EverBright or the findings or recommendations of any Governmental Authority having jurisdiction over matters of safety. Installer is solely responsible for, and liable for, the health and safety of its personnel, equipment, property and Subcontractors, notwithstanding EverBright’s rights as set for herein. Installer’s responsibility for safety extends to EverBright employees and members of the public who might reasonably be expected to come in contact with the Work. Once Installer is notified of any need for an improvement in safety and/or environmental protection practices in order to comply with Good Industry Practices and/or Applicable Law (including, but not limited to: (i) recommended safety equipment, practices or methods not being used by its personnel or Subcontractors or (ii) Installer or Subcontractor personnel not appearing fit for work), Installer must make an immediate investigation and take immediate appropriate corrective action before performing any further Work. Failure to stop Work and take such immediate appropriate corrective action shall be a breach with no cure period. Installer acknowledges that EverBright is under no obligation or duty to notify Installer of the need for enhanced safety practices.

4.14

Hazardous Material. Installer shall not use any Hazardous Material, except to the extent reasonable or appropriate in connection with the lawful use, maintenance or repair of the Systems, and Installer shall comply in all material respects with all Applicable Laws in connection with such use, maintenance or repair. Installer shall be solely responsible for any Hazardous Materials introduced onto the Customer Site by Installer or its Subcontractors. Installer shall indemnify the EverBright Indemnified Persons against any and all Losses arising as a result of any such Hazardous Materials, as provided in Section 10.5.

4.15	Personnel.

(a)

Installer shall at all times enforce strict discipline and good order among personnel engaged in the performance of the Work and shall ensure that all personnel are skilled in, qualified for and otherwise fit for the performance of the portion of the Work assigned to such personnel. Installer shall immediately remove from the Work Installer’s personnel who Installer determines are unfit, who create disciplinary, security or safety problems.

(b)

To the maximum extent permitted by Applicable Law, EverBright reserves the right to direct Installer to remove immediately from the Customer Site any personnel of Installer, any Subcontractor, or any Subcontractor personnel, who, in the reasonable discretion of EverBright based on facts and circumstances (i) poses any threat to the security, health or safety of EverBright, its property, its customers, or the public; (ii) whose conduct adversely affects the Work or reflects unfavorably upon EverBright; (iii) who have been terminated for cause by EverBright or its Affiliates; or (iv) have committed, or allegedly committed, any act of fraud, embezzlement, theft (or conversion) or other violation of law, whether or not such act of fraud, embezzlement, theft (or conversion) or other violation of law occurred, or alleged to have occurred, during or in the course of the performance of the Work or in connection with this Agreement.

(c)

Installer, its employees and Subcontractor employees shall not commit any act of misrepresentation, fraud, embezzlement, theft (or conversion) or any other violation of law during or in the course of the performance of the Work or in connection with this Agreement. Installer shall immediately provide EverBright Notice of and remove from the Work and the Customer Site any person that is an employee of Installer or any Subcontractor who has committed, or is alleged to have committed (whether by EverBright, any law enforcement agency or otherwise), any act of misrepresentation, fraud, embezzlement, theft (or conversion) or any other violation of Applicable Law during or in the course of the performance of the Work or in connection with this Agreement. Installer shall promptly reimburse EverBright for all costs (if any, and as reasonably demonstrated by EverBright) incurred by EverBright as a result of any act of misrepresentation, fraud, embezzlement or theft (or conversion) of any property, materials, supplies and/or equipment belonging to EverBright and/or EverBright’s customers.

4.16	System Cap Progress. Installer shall complete System Installations up to the System Cap in accordance with the Ramp Schedule set forth on Exhibit I.

5. COMPLETION AND ACCEPTANCE OF SYSTEM AND THE INSTALLATION.

5.1	Installation Completion Criteria. The following are conditions precedent for Installation Completion to have occurred:

(a)

Project Qualification Approval: The Installation Completion Deadline has not passed, the Project Qualification Approval and Work Order have not otherwise been cancelled or terminated, and Customer satisfies the Customer Criteria.

(b)	System Installation: The System has been installed in accordance with the requirements of this Agreement, the Work Order, and the Customer Agreement.

(c)

Submission of Photographs. Following installation of the System, Installer shall promptly submit through the Platform photographs of such installed System along with a certification of the date that the requirements of Section 5.1(b) for such installation were achieved.

(d)

Required Deliverables: Installer has delivered all Deliverables required to achieve Installation Completion pursuant to Exhibit F, the scope of which may be updated by EverBright (or its Affiliates) from time to time in its sole discretion through the Platform, with any such scope updates to be effective fifteen (15) days following notice to Installer.

(e)

Incentive Qualification Inspections: If required by Applicable Law, inspection of the Work for the System by the inspectors required for qualification for the applicable Incentive Amounts under the Incentive Program or Tax Credits has been successfully completed.

(f)

Lien Waivers and Releases. Installer has provided a conditional waiver and release of lien for a progress payment (in the applicable form set forth in Exhibit G) duly executed by Installer and by each Subcontractor and Vendor entitled under Applicable Law to assert liens against the System, the Customer Site or any property of EverBright, the applicable System Owner, or the Customer on account of the Work performed or equipment or materials supplied with respect to the System.

(g)	Permits. Installer has applied for all necessary and required Permits pursuant to Applicable Law and agrees it will, at EverBright’s request, provide to Assignee copies of each such permits, if any.

(h)

Installation Completion Submission: Installer has certified (the “Installation Completion Certification”) to EverBright through the Platform that all of the following requirements for Installation Completion have been satisfied:

(i)	the conditions (a) through (g) above have been satisfied;

(ii)	none of the Placed-in-Service Criteria has commenced prior to transfer of title and risk of loss of the System pursuant to Section 7.1;

(iii)

the System has been designed and constructed in conformance with Good Industry Practices and Applicable Law, including national, state, and local engineering, construction, safety, and electrical codes and standards; and

(iv)	the System has been designed and constructed in a manner acceptable to the Utility, including compliance with applicable net metering rules.

5.2

Installation Completion Certification. Installer shall provide to EverBright the Installation Completion Certification along with all documentation necessary for EverBright to determine if Installation Completion has been achieved. EverBright shall promptly review for the purpose of determining if Installation Completion has been achieved, and EverBright shall, through the Platform, either (a) indicate its agreement that Installation Completion for the applicable System has been achieved, or (b) if reasonable cause exists for doing so, notify Installer in writing of its belief that Installation Completion for each System has not been achieved, including EverBright’s detailed reasons for believing the same and advising Installer of the actions it believes are required for each System to achieve Installation Completion. The procedures described in this Section 5.2 shall be repeated as necessary until Installation Completion has been achieved. The date that EverBright approves Installation Completion in the Platform is herein referred to as the “Installation Completion Date”.

5.3	System Activation Criteria. The following are the criteria for System Activation:

(a)	System Completion: All the requirements for Installation Completion as set forth in Section 5.1 have been satisfied, and the Installation Completion Date has occurred.

(b)	Placed-in-Service Criteria.

(i)

Commissioning and Testing. The System, including all components thereof, has been commissioned, energized, and tested by Installer in accordance with this Agreement, the Commissioning and Testing Protocol, Good Industry Practices, and any requirements of the Work Order.

(ii)

System Monitoring: Installer has entered on the Platform the Monitoring ID from the Monitoring Portal, and the Monitoring Equipment is installed, reporting and showing that the System is activated (“Active Monitoring”).

(iii)

System Test. Installer has successfully completed such test(s) (the “System Test”) in accordance with the Commissioning and Testing Protocol that demonstrates that the System (including its electricity generation) is functioning in accordance with this Agreement, the Commissioning and Testing Protocol, Good Industry Practices and any requirements of the Work Order.

(iv)	Permission to Operate: Permission of the Utility to operate the System has been granted and the System is installed and ready to be “placed in service” (“Permission to Operate”).

(c)

Incentive Documentation: Installer has provided documentation from the relevant authority evidencing that the Incentive Amounts under the applicable Incentive Program or Tax Credits set forth in the Work Order are reserved, confirmed and available (as applicable) for the System.

(d)

Required Deliverables: Installer has delivered all Deliverables required to achieve System Activation pursuant to Exhibit F, the scope of which may be updated by EverBright (or its Affiliates) from time to time in its sole discretion through the Platform, with any such scope updates to be effective fifteen (15) days following notice to Installer.

(e)

Customer Site Cleanup: Installer has removed all of its construction materials, temporary facilities, waste material and rubbish from the Customer Site and restored the Customer Site to its Original Condition.

(f)

Lien Waivers and Releases. Installer has provided a conditional waiver and release of lien for System Activation payment (in the applicable form set forth in Exhibit G) duly executed by Installer and by each Subcontractor and Vendor entitled under Applicable Law to assert liens against the System, the Customer Site or any property of EverBright, the applicable System Owner, or the Customer on account of the Work performed or equipment or materials supplied with respect to the System.

(g)	System Activation Submission: Installer has certified (the “System Activation Certification”) to EverBright through the Platform the conditions (a) through (f) above have been satisfied.

5.4

System Activation Certification. Installer shall provide to EverBright the System Activation Certification along with all documentation necessary for EverBright to determine if System Activation has been achieved. EverBright shall promptly review for the purpose of determining if System Activation has been achieved, and EverBright shall, through the Platform, either (a) indicate its agreement that System Activation for each System has been achieved, or (b) if reasonable cause exists for doing so, notify Installer in writing of its belief that System Activation for each System has not been achieved, including EverBright’s detailed reasons for believing the same and advising Installer of the actions it believes are required for each System to achieve System Activation. The procedures described in this Section 5.4 shall be repeated as necessary until System Activation has been achieved. The date that EverBright approves System Activation is herein referred to as the “System Activation Date”.

5.5	System Activation Deadline. In the event that System Activation is not achieved by the System Activation Deadline, EverBright may, at its sole discretion, take one of the following actions:

(a)

Provide Installer with notice containing Installer actions needed to achieve System Activation. If Installer does not achieve System Activation within ninety (90) calendar days of the System Activation Deadline, then EverBright (or its assignee) may (i) suspend or terminate the applicable Work Order, (ii) elect to have Installer, at Installer’s expense, remove from the Customer Site any Work performed by Installer and restore the Customer Site to its Original Condition and/or (iii) pursue any other remedy available at law or in equity. Without limiting the foregoing, within three (3) Business Days of such Work Order termination, Installer shall pay to EverBright (A) any portion of the Purchase Price previously paid to Installer for such System, and (B) all indemnification payments required pursuant to Article 10; or

(b)

Bring the System to System Activation through the actions of EverBright or an Affiliate, agent, or contractor thereof. In such circumstance, EverBright shall be entitled to, in its sole discretion, (i) charge Installer a non-completion fee up to the amount it takes to bring the System to System Activation, and (ii) recover from Installer indemnification pursuant to Article 10. Installer shall not be entitled to any Milestone Payment for Work performed by EverBright to bring the System to System Activation.

5.6

Issuance of Installation Completion and System Activation. EverBright’s approvals given to Installer for the System and the Work pursuant to this Article 5 shall not relieve Installer or any Subcontractor or Vendor of its warranty obligations under this Agreement or relevant subcontract or supply contract.

6. PURCHASE PRICE; PAYMENTS

6.1

Payment of the Purchase Price. EverBright shall pay to Installer the Purchase Price in Milestone Payments following completion of the requirements applicable to such Milestone Payments as set forth in Exhibit E. Installer will periodically submit to EverBright through the Platform an application for payment for the applicable Milestone Payments that Installer believes such requirements have been completed (a “Payment Application”). EverBright will remit the applicable Milestone Payment to Installer following approval of the applicable Payment Application within fifteen (15) days.

6.2

Payment on Business Days. If the due date for any payment hereunder falls on a day that is not a Business Day, payment may be made on the next succeeding Business Day with the same effect as if made on the original due date.

6.3

Taxes. Each Purchase Price shall include all foreign, federal, state, and local taxes (including but not limited to property, license, franchise, excise, gross receipts, value added, sales or use, import or export duties or fees, or withholding) that may now or hereafter be imposed (i) on Installer or any Subcontractor, (ii) on the Work performed by Installer or any Subcontractor, (iii) on the exportation of any materials and equipment from another country to the United States or the importation of any materials and equipment into the United States, or (iv) on any materials and equipment provided by Installer or any Subcontractor under this Agreement. EverBright shall not be responsible for interest, penalties, or fines incurred by Installer or any Subcontractor for late payment of taxes. Installer shall be responsible for following any procedures necessary under any industrial or other governmental bonds for EverBright to avoid or reduce the payment of sales taxes, provided that EverBright has provided Installer such bond procedures. In addition, the Parties agree to cooperate and consider such arrangements as are reasonably necessary to lawfully reduce the level of taxes payable by EverBright or Installer. Installer shall not be entitled to any fee or other mark-up on tax payments.

6.4	Setoff and Withholding Rights.

(a)

EverBright shall notify Installer in writing of its intention to withhold payment and a statement of the reason for such withholding. EverBright may withhold any payment or portion thereof to protect it from Loss on account of Installer’s failure to comply with the provisions of this Agreement, including, but not limited to:

(i)	Installer is in default;

(ii)	Defective Work not remedied within cure period provided in Section 8.3;

(iii)	Claims or liens filed or reasonable evidence indicating probable filing of claims by any third party against any EverBright Indemnified Person;

(iv)	Reasonable doubt as to the ability of Installer to make payments properly and immediately to Subcontractors for material or labor;

(v)	Damage to another contractor;

(vi)	Payments and amounts that may be required from Installer pursuant to Section 5.5(b),

(vii)	Damage to EverBright provided equipment (if applicable); and

(viii)	Any act (or alleged act) of misrepresentation, fraud, embezzlement, theft (or conversion) of any property belonging to any EverBright Indemnified Person.

(b)	After Installer remedies the cause of withholding identified pursuant to Section 6.4(a) to EverBright’s satisfaction, payment shall be made promptly for the amounts withheld.

(c)	EverBright shall be entitled at all times to set-off any amount due from Installer, or its Affiliates, to EverBright, or its Affiliates, against any amount payable by EverBright to Installer.

6.5

Ramp Incentive Payment. In the event Installer shall achieve System Activation for at least [***] under this Agreement within the first seven (7) month period beginning on the Effective Date (“Ramp Incentive System Activation Minimum Threshold Amount”), then EverBright shall pay to Installer the Ramp Incentive Payment for all such Systems that achieved System Activation during such seven (7) month period. Following the close of the seven (7) month period provided in this Section 6.5, Installer shall submit to EverBright an application for the Ramp Incentive Payment for the applicable Systems which achieved System Activation during the seven (7) month period provided in this Section 6.5. EverBright will remit the applicable Ramp Incentive Payment to Installer following approval of the applicable application within fifteen (15) days. Installer acknowledges and agrees if it does not achieve the Ramp Incentive System Activation Minimum Threshold Amount within the seven (7) month period set forth in this Section 6.5, EverBright shall not pay any Ramp Incentive Payment hereunder.

7. TITLE AND RISK OF LOSS.

7.1

Title and Risk of Loss for the System. Title and risk of loss to the System shall pass to the applicable System Owner upon and be effective as of the date certified by Installer pursuant to Section 5.1(c) that the installation criteria set forth in Section 5.1(b) were satisfied.

7.2

Title to Deliverables. Title to all Deliverables delivered by Installer or its Subcontractors and Vendors shall pass to the applicable System Owner at the time of delivery; provided however that Installer and its Subcontractors and Vendors shall retain all their proprietary intellectual property rights with respect to content included in the Deliverables that existed prior to the relevant date of the Work Order. In accordance with the Software License Agreement, Installer hereby grants to EverBright and to the applicable System Owner, an irrevocable, transferable, perpetual, royalty-free, non-exclusive license to use, solely in connection with the construction, operation, maintenance and repair of the System, all intellectual property rights of Installer and its Subcontractors and Vendors with respect to Deliverables for which title has passed in accordance with the foregoing. Installer represents that it has the authority to grant the license above with respect to the intellectual property rights of its Subcontractors and Vendors.

7.3	Data Ownership. Installer hereby acknowledges and agrees that EverBright and the applicable System Owners shall hold free and clear title (and any associated rights therein)

to all reports, records, books, plans, designs, system performance data, Customer data files, Customer Agreements, papers or print outs or other information used by Installer in connection with the performance of this Agreement, including those which Installer has generated, received or purchased in the course of performing this Agreement including through the Platform. Installer further agrees to take any actions necessary to complete the conveyance of the foregoing to EverBright and the applicable System Owner and shall deliver to EverBright all of the foregoing (including any copies thereof) upon expiration or termination of this Agreement or as requested.

8. WARRANTIES

8.1

Workmanship Warranty. Installer warrants, with respect to each System during the ten (10) years after the System Activation Date or any longer period required by Applicable Law (the “Workmanship Warranty Period”):

(a)	all equipment is sourced from Approved Vendors;

(b)

all goods, services, equipment, parts and materials furnished by or on behalf of Installer in connection with the Work are (i) free from any Defects in design, materials, construction, installation and workmanship, (ii) have been designed, constructed, installed, tested and commissioned in accordance with the terms and requirements set forth in this Agreement, and (iii) are new and unused (except as required for construction and commissioning and post-commissioning operation by EverBright); and

(c)

the Work (i) conforms to all Applicable Laws, (ii) has been performed in accordance with Good Industry Practices, and (iii) meets the requirements and specifications of this Agreement, the Permits, the System Design Standards, the Work Order, and the Deliverables (collectively Section 8.1(a), (b), and (c), the “Workmanship Warranty”).

Any part of the Work not conforming to these requirements and conditions, including substitution of parts, materials or equipment not properly approved and authorized by EverBright, shall be considered Defective and in breach of the Workmanship Warranty.

8.2

Roof Penetration Warranty. Without limitation of the other warranties set forth in this Article 8, Installer absolutely and unconditionally warrants that any roof penetrations made for the System shall not void any existing roof warranty held by the Customer and shall be completely Weather-tight (as defined herein) in all weather conditions (the “Roof Penetration Warranty”) for a period of ten (10) years from the Installation Completion Date (the “Roof Penetration Warranty Period”). “Weather-tight” shall mean that no water, rain or other moisture shall leak, seep or otherwise pass through the penetrations made in the roof. During such ten (10)-year warranty period, if any water, rain or moisture leak, seepage or other entry though the roof penetrations occurs, Installer shall make repairs promptly and pay for any direct damages to the Customer Site, to the Customer’s satisfaction and at no cost to EverBright, the applicable System Owner or the Customer, in order to prevent any subsequent leak, seepage or entry.

8.3

Remedies. If the Work is found to contain any Defect or Installer is otherwise in breach of the Workmanship Warranty during the Workmanship Warranty Period or the Roof Penetration Workmanship Warranty during the Roof Penetration Warranty Period and

Installer receives Notice thereof before the end of the applicable warranty period, then Installer shall have a reasonable opportunity to inspect such Defect or breach, and at Installer’s own cost and expense (including the cost of shipping, labor and equipment) within 30 days correct, refinish, re-design, re-purchase, repair or replace such Defect or otherwise cure such breach of the Workmanship Warranty or the Roof Penetration Warranty, as applicable, as promptly as practicable upon given Notice directing Installer to correct such Work or remedy such breach of the Workmanship Warranty or the Roof Penetration Warranty, as applicable, with materials of new and good quality, or re-perform all such Defective components of the Work so that such Work is without Defect and in compliance with the Workmanship Warranty and the Roof Penetration Warranty (the “Defect Warranty Work”). Installer shall bear all costs and expenses associated with correcting any Defect or breach of the Workmanship Warranty or the Roof Penetration Warranty, including, without limitation, necessary disassembly, transportation, reassembly and retesting, as well as re-performing, reworking, repair, replacement or testing such part of the Work as shall be necessary to cause the applicable portion of the Work to conform to the applicable Workmanship Warranty or the Roof Penetration Warranty (including any removal or re-installation of any modules or batteries required in order for Installer to perform the applicable Defect Warranty Work).

8.4	Subcontractor and Vendor Warranties.

(a)

Installer shall be responsible for enforcing the warranties of all Subcontractors and Vendors (other than the Vendors of the Major Equipment) through the Workmanship Warranty Period; provided, that, to the extent permitted thereunder, the benefit of all such warranties shall also be assigned to EverBright or the applicable System Owner so as to permit EverBright or such applicable System Owner enforcement thereof. Installer shall ensure that all such warranties are so assignable. Any Subcontractor or Vendor warranties that are still in existence at the end of the Workmanship Warranty Period shall be assigned on such date to the System Owner.

(b)

The warranties with respect to the Major Equipment shall meet the requirements of the Major Equipment Warranty Minimum Requirements and shall be assigned to and be directly enforceable by EverBright and System Owner. Installer shall provide the services required to comply with the warranty obligations of the Vendors of the Major Equipment and to support enforcement of such warranties by EverBright and System Owner or carry out enforcement of such warranties on behalf of EverBright and System Owner, if requested, during the Workmanship Warranty Period, and shall obtain authorization from such Vendors to act as their authorized representative to provide such services. Installer does not warrant the equipment and materials included in the Major Equipment, and (except as provided in Section 8.4(c)) its responsibility to EverBright and System Owner with respect to the warranties for such equipment and materials shall be limited to obtaining such assignments and providing the interface services and support and assistance as stated above.

(c)

During the Workmanship Warranty Period, Installer shall be responsible for and pay all expenses for repair or replacement of System components not otherwise covered by the manufacturer. Such expenses may include, as applicable, costs of disassembly and reassembly, transportation, customs duties, and costs of additional equipment or materials required to accommodate and install additional or substitute components provided by the manufacturer to satisfy its warranty obligations (including any required re-design services and any required adjustments or modifications to or replacements of existing System equipment).

8.5

Additional Warranties Required by Incentive Program. To the extent the provisions of any Incentive Program for which the System is intended to qualify require warranties that exceed those set forth in this Article 8, Installer agrees to augment the warranties of this Article 8 as needed to comply with the requirements of the Incentive Program.

8.6

Workmanship Warranty Limitation. The Workmanship Warranty obligations of Installer do not extend to any component of the System that is damaged by the negligent acts or omissions of any Person other than Installer or its Subcontractors or the failure to maintain and operate the System in accordance with Good Industry Practices.

8.7	Warranty Rights. All warranties set forth in this Article 8 shall be freely transferable in whole or in part by EverBright and/or the applicable System Owner.

9. TERMINATION

9.1

Termination Without Cause. (a) By mutual agreement, the Parties may terminate this Agreement for any reason, and (b) Following the 30th month anniversary of the Effective Date, either Party may terminate this Agreement upon sixty (60) days prior Notice to the other Party. Upon any such termination, neither Party shall have any further obligation to the other hereunder, except as otherwise provided in Section 16.10, provided, however, that such termination shall not terminate the obligations with respect to any Work Order issued prior to the date of termination.

9.2	Termination for Cause by EverBright. EverBright may terminate this Agreement for cause, effectively immediately upon Notice to Installer, if:

(a)	Installer fails to meet the Installer Criteria (subject to any applicable grace period following a change in the Installer Criteria as described in Section 1.1);

(b)

Installer fails to comply with any material provision of this Agreement and fails to cure or remedy such default within thirty (30) days after Notice and a written demand made by EverBright to Installer to cure the same;

(c)

At any point of time following the Effective Date, Installer fails to achieve, by the respective Installation Completion Deadline, Installation Completion for more than five percent (5%) of the Systems for which Project Qualification Approval has been issued;

(d)

Installer is in material breach of any agreement between Installer and EverBright with respect to the Platform and fails to cure or remedy such default within thirty (30) days after Notice and a written demand made by EverBright to Installer to cure the same;

(e)	Installer fails to maintain required insurance and required licensing;

(f)	Any representation or warranty of Installer set forth in this Agreement shall have been false or misleading in any respect as of the Effective Date and EverBright or the System Owners are materially adversely affected unless Installer has cured such breach and all adverse consequences of such breach within thirty (30) days after Notice and a written demand are made by EverBright to Installer to cure the same; and

(g)	there is a material change to the economic profile of Customers or Systems within the Sustainable Community Network Program.

9.3

EverBright Remedies. If EverBright terminates this Agreement pursuant to Sections 9.1 or 9.2, then, with regard to any Systems that have not achieved Installation Completion at the time of termination, EverBright may (i) suspend or terminate the applicable Work Orders, (ii) elect to have Installer, at Installer’s expense, remove from the Customer Site any Work performed by Installer and restore the Customer Site to its Original Condition, (iii) elect to have Installer purchase one or more of the Customer Agreements for a price and on the terms acceptable to EverBright, and/or (iv) pursue any other remedy available at law or in equity. Neither EverBright nor the System Owner shall have any payment obligation or other liability to Installer in case Installer is directed to remove a System or any part thereof.

9.4	Termination for Cause by Installer. Installer may terminate this Agreement, effective immediately upon Notice to EverBright, if:

(a)	EverBright fails to make or cause to be made any undisputed payment to Installer and such failure continues for thirty (30) days after Installer gives Notice to EverBright of such failure; or

(b)	EverBright is in a state of Bankruptcy.

9.5

Obligations upon Termination. Upon the termination of this Agreement, (a) Installer shall: (i) discontinue the Work and demobilize as directed by EverBright; (ii) take action necessary, or that EverBright may direct, for the protection and preservation of the Work; and (iii) except for Work directed to be performed prior to the effective date of termination as expressly requested by EverBright in writing, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders with respect to the Work or a System; (b) EverBright shall be immediately released from any and all obligations to Installer, except for EverBright’s obligations to pay any amount required pursuant hereunder; and (c) Installer shall fully cooperate with EverBright in arranging for the transportation of any equipment not installed at a Customer Site. Installer shall also, upon the request of EverBright, (x) irrevocably assign and deliver to EverBright free of any liens and without additional charge any and all equipment at a Customer Site, (y) provide to EverBright an irrevocable non-exclusive license to patented, copyrighted, licensed or proprietary materials of Installer and any Subcontractors which are assigned to EverBright for a System, and (z) irrevocably assign and deliver to EverBright originals of all design documents, drawings and final plans in process, all Deliverables and all other materials relating to the Work, including all papers and documents relating to the Permits.

10. INDEMNITY.

10.1

General Indemnification by Installer. To the fullest extent permitted by Applicable Law, Installer shall defend, indemnify, reimburse, and hold harmless EverBright, each System Owner, and their respective Affiliates, assignees, officers, members, directors, employees and agents and the applicable Customer (each, a “EverBright Indemnified Person”) on an after-tax basis (using the then highest marginal income tax rates) from and against any Losses that any EverBright Indemnified Person may suffer or pay out to the extent (a) arising out of any actions or omissions of Installer prior to System Activation which are related to the Work of a System under this Agreement; (b) with respect to the Work or the Systems caused by the negligence, gross negligence or willful misconduct of Installer or its Subcontractors or agents occurring after System Activation; (c) due to any breach of this Agreement by or on behalf of Installer or its Subcontractors or agents; or (d) Installer’s use of the Platform that is outside the purpose, scope or manner of use authorized by this Agreement.

10.2	General Indemnification by EverBright.

(a)

To the fullest extent permitted by Applicable Law, EverBright shall defend, indemnify, reimburse, and hold harmless Installer and its respective Affiliates, officers, members, directors, employees and agents (each, an “Installer Indemnified Person”) on an after-tax basis (using the then highest marginal income tax rates) from and against any Losses that any Installer Indemnified Person may suffer or pay out to the extent (i) caused by the gross negligence or willful misconduct of EverBright in carrying out its obligations under this Agreement; or (ii) due to any breach by EverBright of its obligations under this Agreement.

(b)

EverBright shall, at its sole expense, defend, indemnify and hold Installer Indemnified Persons harmless from liability to unaffiliated third parties resulting from infringement by the Platform of any United States patent, trademark, copyright, trade name, or any other intellectual property right, or any misappropriation of any trade secret. If Installer’s use of the Platform is, or in EverBright’s opinion is likely to be, enjoined due to the type of infringement specified above, or if required by settlement, EverBright may, in its sole discretion: (i) substitute substantially functionally similar products or services; or (ii) procure for Installer the right to continue using the Platform. The foregoing indemnity obligations do not apply with respect to portions or components of the Platform to the extent (1) created in whole or in part from Installer’s specifications, (2) modified by Installer, (3) combined with other products, processes or materials where the alleged infringement relates to such combination, (4) Installer continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, or (5) Installer’s use of is not strictly in accordance with this Agreement and all related documentation.

10.3	Indemnification by Installer for Intellectual Property Infringement.

(a)

Installer shall pay all royalties and license fees related to operation of the Systems and at its sole expense shall provide for EverBright the right to use any Installer- provided design, device, material or process related to operation of the Systems covered by an intellectual property right. All Work is provided free from intellectual property infringement or misappropriation. Installer shall, at its sole expense, defend, indemnify, reimburse, and hold EverBright Indemnified Persons harmless from and against any and all Losses that any EverBright Indemnified Person may suffer or incur in connection with any claim or allegation that any part of the Work or Installer’s services infringes any patent, copyrights, trademarks, trade dress, or otherwise misappropriates any trade secret.

(b)

If, in any such suit or proceeding, a temporary restraining order or preliminary injunction is granted, Installer shall immediately exert commercially reasonable efforts, by giving satisfactory bond or otherwise, to secure the suspension of the injunction or restraining order. If such efforts prove unsuccessful, Installer shall, at no expense to EverBright, secure a temporary license to permit EverBright to continue using the accused subject matter pending the final outcome of the dispute. If Installer is unable to secure a temporary license prior to such temporary restraining order or preliminary injunction goes into effect, Installer shall, at its own expense, and without impairing either (i) performance requirements of the Work, or any part, combination, process thereof, or (ii) other normal operations of EverBright, either replace the affected Work, part, combination or process thereof with non-infringing components or parts, or modify same so that they become non- infringing.

(c)

If, in any such suit or proceeding, the Work, any part, combination or process thereof is held to constitute an infringement and its use is permanently enjoined, Installer shall immediately exert commercially reasonable efforts to secure for EverBright a license, at no expense to EverBright, authorizing its continued use. If Installer is unable to secure such license within a reasonable time, Installer shall, at its own expense, and without impairing either (i) performance requirements of the Work, any part, combination, or process thereof, or (ii) other normal operations of EverBright, either replace the affected Work, part, combination or process thereof with non-infringing components or parts or modify same so that they become non-infringing.

(d)

At EverBright’s option and sole discretion, Installer shall promptly refund all monies paid by EverBright to Installer for the affected Work should Installer fail to secure a license or replace or modify such Work pursuant to Section 10.3(c), or secure the lifting of an injunction pursuant to Section 10.3(b), within a reasonable time. The exercise of this option shall not impair or limit Installer’s defense and indemnification obligations set forth in Section 10.3(a).

10.4

Indemnification for Liens. Installer shall defend, indemnify, reimburse, and hold harmless the EverBright Indemnified Persons from and against any and all Losses that any such EverBright Indemnified Person may hereafter suffer or pay out by reason of the assertion of any lien by any Subcontractor or other agent of Installer or any supplier against the System, the Customer Site or the property of EverBright, the System Owners or the applicable Customer, except to the extent such lien arises due to a payment default by EverBright under this Agreement.

10.5

Indemnification for Hazardous Materials. Installer shall defend, indemnify, reimburse, and hold harmless the EverBright Indemnified Persons from and against any and all Losses that any such EverBright Indemnified Person may incur or suffer by reason of: (a) any Installer Hazardous Material; (b) any alleged, threatened or actual violation of, or liability pursuant to, any Applicable Law relating to Installer Hazardous Materials; and (c) any action reasonably necessary to abate, remediate, investigate or monitor any Installer Hazardous Materials, or to prevent a violation or threatened violation of any Applicable Law with respect to Installer Hazardous Materials.

10.6

Indemnification for Failure to Achieve Deadlines. Installer shall defend, indemnify, reimburse, and hold harmless the EverBright Indemnified Persons from and against any and all Losses that any EverBright Indemnified Person may incur or suffer as a result of the fact that, for any reason (including cancellation or termination of the applicable Project Qualification Approval and Work Order pursuant to the provisions of this Agreement), Installation Completion is not achieved for any System by the Installation Completion Deadline for such System or System Activation is not achieved for any System by the System Activation Deadline for such System, including the cost of materials, equipment, and parts to the extent previously paid for by EverBright, subcontracted Work, and the costs to remove a System.

10.7

Indemnification for Early Placement in Service. Installer shall defend, indemnify, reimburse, and hold harmless the EverBright Indemnified Persons on an after-tax basis (using the then highest marginal income tax rates) from and against any and all Losses that any EverBright Indemnified Person may incur or suffer as a result of any breach of Section 4.7(b).

10.8	Indemnification Procedures.

(a)

Any Installer Indemnified Person or EverBright Indemnified Person (each an “Indemnified Party”) shall give the Party against whom such right is asserted (“Indemnifying Party”) prompt written notice of any matter (whether or not involving a third party claim) that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If such matter involves a third party claim, (1) the Indemnified Party shall provide notice of such claim to the Indemnifying Party promptly and in any event within ten days of its receipt of such third party claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its indemnity obligations except to the extent that the defense of such third party claim is prejudiced by such failure; (2) the Indemnifying Party shall be entitled to assume and control the defense of such third party claim at its expense and through counsel of its choice (in which case the Indemnified Party may participate in such defense at its own expense); and (3) the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such third party claim, the Indemnified Party shall not pay, or permit to be paid, any part of such third party claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such third party claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such third party claim. If the Indemnified Party assumes the defense of any such third party claim and proposes to settle such claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim.

(b)

Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any matter (whether or not involving a third party claim) without the prior written consent of the Indemnified Party, except as provided in this Section 10.8(b). If a firm offer is made to settle an indemnified claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such indemnified claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such indemnified claim and in such event, the maximum liability of the Indemnifying Party as to such indemnified claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such indemnified claim, the Indemnifying Party may settle the indemnified claim upon the terms set forth in such firm offer to settle such indemnified claim. If the Indemnified Party has assumed the defense pursuant to Section 10.8(a), it shall not agree to any settlement without the written consent of the Indemnifying Party.

11. LIMITATION OF LIABILITY

11.1

Limitations of Liability. The maximum aggregate liability of a Party under this Agreement from any and all causes pertaining to a particular Work Order shall not exceed an amount equal to the Purchase Price applicable to such Work Order. Notwithstanding any provision herein to the contrary, the foregoing limitation of liability shall not apply to limit the liability of either Party, in cases of gross negligence, fraud or willful misconduct, or with respect to indemnified Losses, including without limitation Losses described in Section 10.7.

11.2

No Consequential Damages. In no event shall either EverBright or Installer or their Affiliates be liable for special, indirect, consequential, punitive or exemplary damages of any nature whatsoever. Notwithstanding any provision herein to the contrary, the foregoing limitation of liability shall not apply to limit the liability of (a) of either Party in cases of gross negligence, fraud or willful misconduct, or (b) of Installer, with respect to (i) indemnified Losses, including without limitation Losses described in Section 10.7, and (ii) any breach by Installer of Section 4.7(b).

12. INSURANCE

12.1

Insurance. Installer shall procure and maintain the insurances specified as the obligation of Installer in Exhibit H and comply with the obligations allocated to it with respect to such insurance as specified in Exhibit H. Installer shall also be responsible for ensuring that Subcontractors procure and maintain the insurances specified for Subcontractors in Exhibit H.

13. MUTUAL REPRESENTATIONS AND WARRANTIES.

Each Party hereby represents and warrants to the other Party as follows:

13.1

Organization and Qualification. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is authorized to do business and in good standing in each of the States in which any System is located and has the lawful power to engage in the business it presently conducts and contemplates conducting.

13.2

Power and Authority. It has the power to make and carry out this Agreement and to perform its obligations hereunder and all such actions have been duly authorized by all necessary proceedings on its part.

13.3

No Conflict. The execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of its organizational documents or any Applicable Law or any covenant, agreement, understanding, decree or order to which it is a party or by which it or any of its properties or assets is bound or affected.

13.4

Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity.

14. CONFIDENTIALITY

14.1

Except as set forth in this Article 14, Installer and EverBright shall (and shall cause their Subcontractors, Agents and Indemnified Persons to) hold all Confidential Information of the other Party in confidence and not disclose any such Confidential Information to any third party. Notwithstanding the foregoing, Installer and EverBright may disclose the following categories of information or any combination thereof: (i) information which is or becomes publicly available other than as a result of a violation of this Agreement; (ii) information which is or becomes available on a non-confidential basis from a source which is not known to the disclosing Party to be prohibited from disclosing such information pursuant to a legal, contractual or fiduciary obligation to the other Party; (iii) information which the disclosing Party can demonstrate was legally in its possession prior to disclosure by the other Party; or (iv) information which is developed by or for the disclosing Party independently of the other Party’s Confidential Information. All right, title and interest in and to the Confidential Information shall remain with the Party initially holding such right, title and interest.

14.2

Confidential Information shall not be used for any purpose other than to complete the Work. EverBright’s and Installer’s Confidential Information shall be held in strict confidence by Installer and shall not be disclosed without prior written consent of the other Party, except to those advisors, Affiliates, agents, assigns, attorneys, employees, directors, and/or officers (collectively, “Agents”) and/or Subcontractors, in each case, with a need- to-know the Confidential Information for the purposes of performing or completing the Work. EverBright and Installer shall (i) be responsible for any breach of this Agreement by that Party or its Subcontractors or Agents and (ii) use the same degree of care to protect the Confidential Information as the Party employs to protect its own information of like importance, but in no event less than a reasonable degree of care based on industry standard.

14.3

In the event Installer is requested or required by legal or regulatory authority to disclose any Confidential Information, Installer shall promptly notify EverBright in writing of such request or requirement prior to disclosure, if permitted by law, so that EverBright may seek an appropriate protective order. In the event that a protective order or other remedy is not obtained, Installer agrees to furnish only that portion of the Confidential Information that it reasonably determines, in consultation with its counsel, is consistent with the scope of the subpoena or demand, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Installer will cooperate with EverBright and its legal counsel with respect to performance of the covenants undertaken pursuant to this Section 14.3. Mirror provisions shall apply in the event EverBright is requested or required by legal or regulatory authority to disclose any Confidential Information.

14.4

Installer shall not (and Installer shall cause its Subcontractors and Agents not to) release or make any announcements, public disclosures, social media postings or press releases, including, without limitation, use of any EverBright or Affiliate of EverBright name, any advertisements, publications or documents or the release of any information to any member of the public, press or official body, regarding or concerning this Agreement, the Work, or any part thereof without obtaining prior written consent from EverBright’s Marketing and Corporate Communications Department, which consent may be withheld in EverBright’s sole and absolute discretion. Notwithstanding the foregoing, Installer may utilize EverBright’s name solely in connection with the Program, subject to compliance with the EverBright Program Marketing Guidelines.

14.5

Everbright and Installer agrees that money damages would not be a sufficient remedy for any breach of this Article 14 and that the other Party shall be entitled to seek injunctive or other equitable relief to remedy or prevent any breach or threatened breach of this Article 14. Such remedy shall not be the exclusive remedy for any breach of this Article 14, but shall be in addition to all other rights and remedies available at law or in equity.

14.6

Installer, in the performance of the Work under this Agreement, shall (and shall cause its Subcontractors and Agents to) comply with and shall protect all rights of patents, including patent pending, copyrights, trademarks, secret processes, trade secrets, and any other proprietary interest (i) of EverBright, (ii) which EverBright is obligated to comply with or protect or (iii) which are otherwise involved in or related to Installer’s performance of the Work under this Agreement. Mirror provisions shall apply to EverBright regarding compliance with patents and other proprietary interests.

14.7

Subject to the provisions of Section 14.9, any information, designs, data or engineering results delivered to EverBright hereunder and which are generated for the first time by Installer under this Agreement solely at EverBright’s expense shall be considered EverBright Confidential Information and shall become the property of EverBright. Installer shall not publish, market, sell, use, duplicate, modify, improve, profit from, or otherwise incorporate into any commercial offering any improvements to algorithms, models, formulas, designs and methods (including artificial intelligence and predictive processes) made in connection with the performance of the Work hereunder without the express written consent of EverBright. All such improvements, together with any communications from EverBright pursuant to this Agreement, including communications regarding EverBright’s use of the Work or EverBright’s usage data relating to the Work, are deemed Confidential Information of EverBright and shall not be used by Installer for any purpose other than providing the Work to EverBright. Installer Confidential Information disclosed to EverBright but not generated for the first time under this Agreement solely at EverBright’s expense shall remain Installer’s Confidential Information and shall not be used by EverBright without express written consent of Installer.

14.8

If any of EverBright’s Personal Information that is held by Installer is breached, Installer shall: (i) provide EverBright written notice promptly of such breach, no later than two (2) business days from the date it obtains actual or constructive knowledge of the breach or it otherwise has reason to believe a breach has occurred; and (ii) mitigate any and all adverse effects of the Personal Information breach, which shall include, without limitation, providing EverBright all statutorily required documentation that EverBright determines is necessary in order to satisfy any breach reporting obligations under Applicable Law. The written notice to EverBright required in the previous sentence shall include the names of all individuals whose Personal Information was breached, as well as the type of Personal Information that was breached. Installer shall: (a) limit its use and distribution of Personal Information to only those employees with a legitimate “need-to-know” such Personal Information, as necessary to perform the Work under this Agreement; and (b) use the same degree of care to protect the Personal Information as Installer employs to protect its own information of like importance, but in no event less than a reasonable degree of care based on Good Industry Practices. For purposes of the unauthorized use of Personal Information in this provision, “breach” means any unlawful or unauthorized acquisition or use of Personal Information that compromises the security, privacy, or integrity of the Personal Information. Mirror provisions shall apply to EverBright regarding breach of Installer’s Personal Information.

14.9

At any time upon EverBright’s request, Installer shall return or destroy, at EverBright’s option, all written Confidential Information, and Installer shall not (and shall cause its Agents not to) retain any copies of such written Confidential Information; provided, however, that Confidential Information may be retained by Installer or its Agents to the extent that retention of such Confidential Information is necessary to comply with Installer’s or its Agents’ internal document retention policies aimed at legal, corporate governance or regulatory compliance and any such retained Confidential Information shall remain subject to the disclosure and use restrictions set forth herein, notwithstanding any termination of this Agreement. Mirror provisions shall apply to EverBright regarding Installer’s Confidential Information that Installer requests that EverBright return or destroy.

14.10	[Reserved]

14.11

Installer acknowledges and agrees that EverBright is permitted to create training materials and/or manuals to be used internally by EverBright. All rights and title to such materials and manuals will be owned by EverBright. Installer hereby authorizes and grants to EverBright the right to use Installer provided documentation, data, drawings, pictures and logos in such materials and manuals.

14.12

Installer shall, at its own expense, defend, indemnify, reimburse, and hold EverBright Indemnified Persons harmless from and against any and all Losses any EverBright Indemnified Person suffers or incurs as a result of an allegation or claim of noncompliance by Installer with this Article 14.

14.13	Installer shall include the provisions of this Article 14, or provisions with similar effect, in all its subcontracts.

14.14

Installer shall notify EverBright of any potential security breach. Installer will also make available to EverBright, the name and contact information for an employee of Installer who shall serve as EverBright’s primary security contact and shall be available to assist EverBright as a contact in resolving obligations associated with a security breach. Installer will notify EverBright of a security breach as soon as practicable, but no later than 24 hours after Installer becomes aware of it. Installer shall take reasonable steps to immediately remedy any security breach and prevent any further security breach in accordance with applicable privacy rights, laws, regulations and standards.

15. AUDIT RIGHTS

15.1

Installer shall, at its expense, keep and maintain such records and accounts in connection with the performance of this Agreement as shall permit Installer to furnish EverBright an accurate written allocation of the total amount paid for performance of the Work by System.

15.2

Installer’s and Subcontractors’ books, records and accounts, correspondence, accounting procedures and practices and any other supporting evidence related to this Agreement (all the foregoing hereinafter referred to as “Records”) shall be open to inspection, audit and reproduction, during customary working hours, by EverBright or its authorized representative to the extent necessary to adequately permit evaluation and verification of (i) any invoices, payments or claims, (ii) Installer’s possession of all EverBright-provided materials and equipment and (iii) compliance with the provisions of this Agreement, including, but not limited to, adherence to requirements related to safety and security in the performance of the Work under this Agreement.

15.3

EverBright, or its authorized representative, shall have the right to inspect and audit Installer’s information technology controls to the extent that such controls impact Work under this Agreement, including, without limitation, Work that entails Installer utilizing any Personal Information.

15.4

For the foregoing purposes set forth in this Article 15 of evaluating, inspecting, audit and/or reproduction, EverBright or its authorized representative shall have access to applicable Records of Installer from the date of this Agreement, until three (3) years after the date of final payment by EverBright to Installer.

15.5

EverBright or its authorized representative shall have access during customary working hours, to all facilities of Installer and Subcontractors, and shall be provided adequate and appropriate work space, in order to conduct audits in compliance with the provisions of this Article 15. EverBright shall give Installer and Subcontractors reasonable advance notification of intended audits.

15.6

Installer shall, upon written request from EverBright, promptly provide to EverBright a copy of the most recent ISO 27001/27002 Certification or SSAE 16 Report that is possessed by Installer or any subsequent ISO 27001/27002 Certification or SSAE 16 Report that Installer obtains during the period of time when Work is or was performed pursuant to this Agreement. In addition, should Installer receive in any ISO 27001/27002 Certification or SSAE 16 Report it receives during the term of this Agreement or an adverse opinion as to the adequacy of Installer’s controls, Installer shall promptly and without request from EverBright provide written notice to EverBright of that fact. EverBright shall treat any ISO 27001/27002 Certification or SSAE 16 Report received from Installer as confidential, shall obtain no proprietary interest in the contents of any such ISO 27001/27002 Certification or SSAE 16 Report, and shall not use or distribute such report except as necessary to (i) perform EverBright’s own internal evaluations of Installer, (ii) enforce the terms of this Agreement, (iii) allow EverBright’s auditors to place reliance on Installer’s controls, or (iv) fulfill regulatory or judicial demand upon EverBright. Notwithstanding anything to the contrary in this Section 15.6(a) the requirements of this Section 15.6 only apply to the extent that Installer has in its possession, maintains, or obtains a ISO 27001/27002 Certification or SSAE 16 Report any time beginning upon commencement of the Work and continuing through the expiration of all applicable warranties under this Agreement and (b) nothing in this Section 15.6 is intended to be construed as conferring any express right for EverBright to compel Installer to obtain a ISO 27001/27002 Certification or SSAE 16 Report.

15.7	Installer shall require Subcontractors to comply with the provisions of this Article 15 by insertion of the requirements hereof, or provisions with similar effect, in any subcontract.

16. MISCELLANEOUS

16.1	Rules of Interpretation.

(a)

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All nouns, pronouns and variations thereof shall be deemed to refer to the singular or plural as the context may require.

(b)	Unless otherwise expressly provided, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(c)

Unless the context otherwise requires, a “day” means a day (including Saturdays, Sundays and all holidays) and a “year” means a period of twelve (12) calendar months measured from the designated starting date (e.g., two (2) years after January 15, 2021 would be January 15, 2023).

(d)

A reference to an Applicable Law includes any amendment to, modification of, or replacement for, such Applicable Law, and all regulations, rulings and other Applicable Laws promulgated under such Applicable Law.

(e)	Reference to a Person includes its heirs, successors and permitted assigns.

(f)

References to this Agreement, or any other instrument or agreement shall include all exhibits, schedules, appendices and other attachments thereto, shall include all documents, instruments or agreements issued or executed in replacement thereof, and shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(g)	The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, unless otherwise indicated.

(h)

The captions and/or Section headings contained in this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

(i)

Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

(j)

All correspondence, invoicing, reports, drawings and other communications, both oral and written, related to this Agreement shall be in the English language. All drawings, specifications and other technical submittals shall be provided in a format consistent with the technical standards for presentation of such material then in effect by the prevalent United States of America organization responsible for the promulgation of such standards, including, but not limited to, American National Standards Institute, American Petroleum Institute, American Society of Mechanical Engineers, National Electric Code, and National Electrical Manufacturer’s Association.

(k)	All measurements shall use the English system unless otherwise specifically set forth in this Agreement.

(l)	All monies due shall be invoiced and payable in U.S. Dollars.

(m)

Whenever references are made in this Agreement to standards or codes in accordance with which Work is to be performed or tested, the edition or revision of the standards or codes current on the Effective Date shall apply unless otherwise expressly set forth in this Agreement.

(n)	In case of conflict between any referenced codes, specifications and standards and the specifications in this Agreement, the more stringent shall govern.

16.2

Conflicting Provisions. In the event of any conflict or inconsistency between the Sections of the body of this Agreement and any of its exhibits, the terms and provisions of the Sections of the body of this Agreement, as amended from time to time, shall prevail and be given priority. Subject to the foregoing, the several documents and instruments forming part of this Agreement are to be taken as mutually explanatory of one another and in the case of ambiguities or discrepancies within or between such parts the same shall be explained and interpreted, if possible, in a manner which gives effect to each and which avoids or minimizes conflicts among such parts.

16.3	Severability. Should any provision, portion or application thereof, of this Agreement be determined by a court of competent jurisdiction to be illegal, unenforceable or in conflict with any Applicable Law, the parties shall negotiate an equitable adjustment to the affected provisions of this Agreement with a view toward effecting the purpose of this Agreement and the validity and enforceability of the remaining provisions, portions or applications thereof, shall not be impaired.

16.4

Notices. All notices required or permitted to be given hereunder (“Notices”) shall be in writing and shall be deemed given (a) upon receipt, if delivered in person or by certified or registered United States mail with postage prepaid and return receipt requested, (b) the next Business Day, if deposited with a nationally-recognized overnight delivery service (e.g., Federal Express or United Parcel Service) for next day delivery, or (c) upon transmission, if delivered by email with confirmed answerback. All Notices shall be addressed to the recipient at the address set forth below or such other address as a Party may hereafter designate from time to time by Notice in accordance with this Section 16.4.

EverBright:	Name: EverBright, LLC Address:
700 Universe Boulevard
Juno Beach, FL 33408
Attention: Installer Notices
Email: notices@goeverbright.com

Installer:	Name: Jim Van Hoof c/o Electriq Microgrid
Services, LLC
Address: 625 N. Flagler Drive
West Palm Beach, FL 33401
Attention: General Counsel
Telephone: 860-996-2411
Email: jim.vanhoof@electriqpower.com

16.5

Independent Contractor. Installer and its Subcontractors, Vendors, employees and agents are at all times and shall remain independent contractors and not a subcontractor, agent or employee of EverBright, any System Owner, or their Affiliates, solely responsible for completing its Work under this Agreement with full power and authority to select the methods, means and manner of performing such Work, so long as such methods, means and manner conform to all applicable specifications and drawings or authorized changes thereto and do not adversely affect the completed improvements or efforts of other Installers and subcontractors in the execution of their work. EverBright retains no control or direction over Installer, its employees and Subcontractors or over the detail, manner or methods of performance of the Work by Installer, its employees, and Subcontractors.

16.6

Limited Recourse. The obligations of the Parties under this Agreement shall be without recourse to any of the officers, board members, partners, members, employees, agents, or Affiliates of the Parties or to the System Owners and any officer, partner, member, employee, agent or Affiliate thereof.

16.7

Entire Agreement; Amendment. This Agreement, including the exhibits hereto, represents the entire and integrated agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless such change, amendment or modification shall be in writing and duly executed by both Parties.

16.8	Assignment.

(a)

Except as set forth below, no Party shall be entitled to assign this Agreement or any of its rights or obligations under this Agreement, nor shall it enter into any transaction as a result of which it may transfer, assign, charge or dispose by any title of any of those rights and obligations, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b)

EverBright shall be entitled to assign its right, obligation, title and interest in and to this Agreement, any Work Order, any RIC Assignment, or any Customer Agreement, in whole or in part, and EverBright will provide written notice to Installer of such assignment.

(c)

EverBright shall be entitled to collaterally assign its right, title and interest in and to this Agreement to any lenders by way of security for the performance of obligations to such lender, and EverBright will provide written notice to Installer of such assignment.

16.9

No Waiver. No failure on the part of either Party to exercise or enforce any term hereof or any right hereunder shall operate as a waiver, release or relinquishment of any right or power conferred under this Agreement.

16.10

Survival. Expiration, or earlier cancellation or termination, of this Agreement shall not relieve the Parties of obligations that by their nature should survive such expiration, cancellation or termination including but not limited to Articles 9 (Termination), 10 (Indemnity), 11 (Limitation of Liability), 13 (Mutual Representations and Warranties), 14 (Confidentiality), and 16 (Miscellaneous).

16.11	Governing Law. This Agreement with respect to each System shall be governed by, interpreted, and enforced in accordance with, the laws of the State of New York.

16.12	Dispute Resolution.

(a)

If any dispute arises on matters concerning this Agreement, either Party may initiate the dispute resolution procedures in this Section by providing Notice to the other Party of the existence and nature of the dispute.

(b)

The dispute shall be submitted to designated executives for resolution. Upon receipt of such Notice, each Party shall designate immediately an executive with authority to resolve the dispute. The designated executives promptly shall begin discussions in an effort to agree upon a resolution of the dispute.

(c)

If the designated executives do not agree upon a resolution of the dispute within thirty (30) Days of the date that such Notice was made (or such longer period as mutually agreed by the Parties), then either Party may elect to abandon executive discussions and the Parties may pursue litigation or other such rights and remedies as may be available under Applicable Law.

(d)

Any disputes resulting in litigation between the Parties shall be conducted in the United States District Court for the Southern District of New York, or such other New York location or forum by mutual agreement of EverBright and Installer. The

Parties irrevocably waive any objection, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions, including any objection to the laying of venue based on the grounds of forum non conveniens and any objection based on the grounds of lack of in personam jurisdiction.

(e)

Except as otherwise expressly provided in this Agreement, each Party shall be solely responsible for and bear its own costs, without reimbursement by the other Party, of prosecuting or defending any dispute under this Agreement, including its attorneys’ fees.

(f)

Pending the resolution of a dispute, Installer shall continue to perform the Work consistent with the applicable provisions of this Agreement, and EverBright shall continue to pay all charges required in accordance with the applicable provisions of this Agreement.

(g)

No statements of position or offers of settlement made in the course of the dispute resolution process described herein may be offered into evidence for any purpose in any litigation between the Parties, nor will any such statements or offers of settlement be used in any manner against either Party in any such litigation. Further, no such statements or offers of settlement shall constitute an admission or waiver of rights by either Party in connection with any such litigation. At the request of either Party, any such statements and offers of settlement, and all copies thereof, shall be promptly returned to the Party providing the same.

(h)

THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT THAT MAY EXIST TO HAVE A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON OR ARISING OUT OF, UNDER, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT OR THE PERFORMANCE OF WORK BY INSTALLER HEREUNDER.

16.13

Mutual Non-disparagement. The Parties agree that its officers and directors will not make any disparaging remarks about or otherwise take any action that could be reasonably be expected to adversely affect the personal or professional reputation or prospects of the other Party. The Parties may disclose truthful and accurate facts and opinions about the other Party where required to do so by legal process (such as subpoena, court order, or similar process); provided however, that the commenting Party shall notify the other Party in writing if such disclosure is sought within sufficient time to allow for a full and fair opportunity to object to such legal process. The provisions of this Section 16.13 shall not be construed to apply to the dispute resolution process under Section 16.12.

16.14	Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

16.15

Relationship to System Owners. Installer acknowledges and agrees that the System Owners are not parties to this Agreement, and that the System Owners and their officers, directors, members and Affiliates shall have no liability or obligations to Installer hereunder. Installer also acknowledges and agrees that the System Owners are EverBright Indemnified Persons hereunder, and each System Owner which has been assigned the right to receive title to a System installed pursuant to the terms of this Agreement shall be a third party beneficiary of this Agreement, including all warranties provided hereunder with respect to the System acquired, and shall have the right to directly enforce such warranties.

16.16

No License. Except as otherwise provided herein, nothing in this Agreement is intended to grant any rights to either Party under any patent, mask work right, copyright, trade secret or other intellectual property right of the other Party.

16.17	Tax Reporting. Installer and EverBright acknowledge and agree that:

(a)

For federal and applicable state and local Tax purposes, with respect to each System, System Owner is the owner of the System as of the date certified by Installer under Section 5.1(c) that all the requirements set forth in Section 5.1(b) for the System were satisfied and the corresponding transfer of title and risk of loss to the System under Section 7.1 from Installer to the System Owner occurred, the System cannot be (and will have not been) “placed in service” for such Tax purposes until after that date, and, accordingly, neither Installer nor any of its Affiliates has or will claim any Tax Credit or depreciation, amortization or cost recovery Tax deductions with respect to any property that is part of the System on any Tax report, filing or return.

(b)	Installer is a “United States person” not subject to withholding under Section 1445 of the Internal Revenue Code of 1986, as amended.

(c)	No part of any System may be used property (other than to the extent used in connection with System Activation).

[Signature page follows]

IN WITNESS WHEREOF, in consideration for the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned have executed this Agreement by their duly authorized representatives as of the date first written above.

Electriq Microgrid Services, LLC

By:	/a/ Jim Van Hoof
Name:	Jim Van Hoof
Title:	President

EVERBRIGHT, LLC

By:	/s/ Daniel Lotano
Name:	Daniel Lotano
Title:	President, EverBright, LLC

TABLE OF EXHIBITS

EXHIBIT A	Definitions
EXHIBIT B	Work Order
EXHIBIT C	Purchase Price Table
EXHIBIT D	[Reserved]
EXHIBIT E	Milestone Deadlines and Payment Terms
EXHIBIT F	Milestone Deliverables
EXHIBIT G	Forms of Lien Waivers and Releases
EXHIBIT H	Insurance Requirements

EXHIBIT A

DEFINITIONS

Unless the context indicates otherwise, the following terms shall have the meaning ascribed thereto: “Active Monitoring” has the meaning set forth in Section 5.3(b)(ii).

“Affiliate” means as to an entity, any other entity that, directly or indirectly, owns or controls, is owned or controlled by or is under common ownership or control with such entity. For the purposes of this definition, “control” and its derivatives mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“AHJ” means Authorities Having Jurisdiction, including but not limited to Governmental Authorities and the Utility.

“Anticipated Site Conditions” means conditions at a Customer Site that were identified or otherwise addressed in, or are not materially different than, any EverBright-furnished information or any other reports, or were identified by Installer, or could reasonably be expected to be identified by Installer in accordance with Good Industry Practices, during its Customer Site inspections.

“Applicable Law” means any applicable federal, state or local act, law, statute, ordinance, code, rule, regulation, Permit, order, judgment, consent or approval (including with respect to applicable securities and consumer protection laws) of any Governmental Authority, as such may be in effect at any relevant times.

“Approved Vendor” means each entity listed on the Approved Vendor List.

“Approved Vendor List” means the “EverBright Approved Vendor List,” which is available on the Platform and may be updated by EverBright (or its Affiliates) from time to time in its sole discretion through the Platform.

“Bankruptcy” means, with regard to an entity, that (i) the entity institutes a voluntary case seeking liquidation or reorganization under any applicable bankruptcy, insolvency or other similar law, or consents to the institution of an involuntary case thereunder against it, files a petition or consents or otherwise institutes any similar proceeding under any other Applicable Law, or shall consent thereto, applies for, or suffers the appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; (ii) an involuntary case is commenced seeking the liquidation or reorganization of such entity under any applicable bankruptcy, insolvency or other similar law, and the petition commencing the involuntary case is not timely controverted, the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, an interim trustee is appointed to take possession of all or a portion of the property, or to operate all or any part of the business of the entity and such appointment is not vacated within sixty (60) days, or an order for relief is issued or entered therein; or (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers with regard to the entity or of all or a part of its respective property, is entered.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday in the State of New York or the State in which the Customer Site is located.

“Change Order” shall mean a written document signed by EverBright or System Owner and Installer authorizing an addition, deletion or revision to a Work Order, including any changes to the Work, the Purchase Price, or the Work schedule.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioning and Testing Protocol” means the “EverBright Commissioning and Testing Protocols” for the System, which are available on the Platform and may be updated by EverBright (or its Affiliates) from time to time in its sole discretion through the Platform, with any such updates to be effective fifteen (15) days following notice to Installer.

“Confidential Information” means all any non-public information marked or identified as “confidential” or “proprietary” (or similar designation) at time of disclosure or within thirty (30) days of such disclosure or that otherwise would be understood by a reasonable person to be confidential or proprietary under the circumstances, regardless of the form in which it is communicated or maintained (whether oral, written, electronic or visual) and whether prepared by one Party or otherwise, which is disclosed to the other Party, its employees or Agents (as defined herein), including Personal Information, records, reports, analyses, notes, memoranda, documentation, data, specifications, diagrams, statistics, systems or software, manuals, business plans, operational information or practices, processes (whether or not patented, patentable or reduced to practice), customer lists, contractual arrangements with, and information about, suppliers, distributors, and customers, or other information that are based on, contain or reflect any of the foregoing information. Without limiting the foregoing, all information received by or disclosed to Installer, its employees, Subcontractors or Subcontractor employees from, by or through EverBright or any EverBright Affiliate shall be considered Confidential Information, unless it is specifically designated as non-proprietary and non-confidential.

“Customer” means any Person who is an owner of a Customer Site and is party to a Customer Agreement pursuant to which it leases a System or agrees to purchase energy produced by a System.

“Customer Agreement” means, with respect to a System, a power purchase agreement or lease agreement for such System between a Customer and System Owner, together with all ancillary agreements and documents related thereto, each in form and substance acceptable to EverBright.

“Customer Criteria” means the “EverBright Customer Criteria,” which are available on the Platform and may be updated by EverBright (or its Affiliates) from time to time in its sole discretion through the Platform, with any such updates to be effective fifteen (15) days following notice to Installer, but shall not include a FICO credit score for any Customer executing a PPA within the Sustainable Community Network Program.

“Customer Site” means the rooftop(s) or other property on or about the dwellings owned by the Customer on which the System will be installed.

“Defect” or “Defective” means (i) any defects in the acquisition, design, application, engineering materials, installation, construction, commissioning, testing, or workmanship or service of the System equipment or the Work; (ii) any System equipment or Work that is not performed consistent with Good Industry Practices or the terms and conditions of this Agreement; or (iii) any System equipment or Work that could reasonably be expected to materially and adversely affect the mechanical, electrical or structural integrity or the normal operation of a System during its design life.

“Deliverables” means the documents and other items that are to be delivered by Installer to EverBright in connection with the Work of a System pursuant to Exhibit F.

“Effective Date” means the date set forth in the preamble hereto. “EverBright” has the meaning set forth in the preamble hereto. “EverBright Entity” is defined in Section 10.1.

“EverBright Indemnified Person” is defined in Section 10.1.

“EverBright Program Marketing Guidelines” means the “EverBright Program Marketing Guidelines,” which are available on the Platform and may be updated by EverBright (or its Affiliates) from time to time in its sole discretion through the Platform, with any such updates to be effective fifteen (15) days following notice to Installer.

“EverBright Representative” has the meaning set forth in Section 1.2.

“FEDI Agreement” means an agreement between EverBright or its designee and Installer relating to electronic payments, in the form to be provided by EverBright.

“Final Inspection” means receipt of approval of final inspection by the required AHJs per Applicable Law.

“Force Majeure Event” means any event or circumstance that wholly or partly prevents or delays performance of any obligations arising under this Agreement, but only if and to the extent such event or circumstance is beyond the reasonable control of, and not the result of the negligence of, the Party seeking to have its performance obligation excused thereby, which event or circumstance, by the exercise of due diligence, such Party has been unable to overcome. The following shall not constitute a Force Majeure Event: any delay, default or failure (direct or indirect) in obtaining equipment, materials, and qualified labor except if such delay, default or failure results from an act, event or condition which constitutes a Force Majeure Event, a Party’s financial inability to perform, changes in market conditions that affect the price of, demand for, or supply of, materials, or strikes or labor disputes targeted directly at Installer or its Subcontractors or Vendors. Without limiting the foregoing, no Party shall claim as a Force Majeure Event, mechanical or equipment breakdown due solely to Defects in design or materials or due to workmanship of components or parts provided by such Party (or its Subcontractors or Vendors), or supplied by such Party (or its Subcontractors or Vendors).

“Good Industry Practices” means, with respect to a System, those practices, methods, equipment, specifications and standards of safety and performance, of which there may be more than one, and as the same may change from time to time, as are commonly used by professional installers of residential solar energy generation and/or energy storage systems of a type and size similar to the Systems and in the same geographic region as the Systems that, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would be expected to accomplish the desired result in a manner consistent with law, regulations, codes, standards, equipment manufacturer’s recommendations and warranty requirements, reliability, safety, environmental protection, economy and expedition.

“Governmental Authority” means any federal, state, local or other governmental, regulatory or judicial agency, authority, or other entity having legal jurisdiction over the Customer Sites, the Work, or the Parties. For the purposes of this Agreement, Customers’ or property owners’ associations are considered entities having legal jurisdiction over the Customer Sites or the Work.

“Hazardous Materials” means any hazardous or toxic substance, waste or material, or any other substance, pollutant or condition that poses a risk to human health or the environment.

“Incentive Amount” means the amount available for any System under an Incentive Program.

“Incentive Programs” means any program, specifically including but not limited to the self-generation incentive program, which pays a rebate, creates renewable energy credits, or provides any other incentive in connection with the Work which is in effect as of the Effective Date and offered with respect to any applicable System by any public utility or Governmental Authority; provided, however, that for the avoidance of doubt, “Incentive Programs” shall not include any Tax Credits.

“Installation Agreement” means the agreement between Installer and Customer with respect to the installation of the System, in form and substance acceptable to EverBright.

“Installation Completion” means, for each System installed pursuant to a Work Order, satisfaction of all of the Installation Completion Criteria.

“Installation Completion Certification” has the meaning set forth in Section 5.1(g).

“Installation Completion Criteria” means the criteria set forth in Section 5.1.

“Installation Completion Date” has the meaning set forth in Section 5.2.

“Installation Completion Deadline” has the meaning set forth in Exhibit E.

“Installer” has the meaning set forth in the preamble hereto.

“Installer Criteria” means the “EverBright Installer Criteria,” which are available on the Platform and may be updated by EverBright (or its Affiliates) from time to time in its sole discretion through the Platform, with any such updates to be effective fifteen (15) days following notice to Installer.

“Installer Hazardous Materials” means any Hazardous Materials brought onto or introduced to the Customer Site by Installer or its Subcontractors.

“Installer Indemnified Person” is defined in Section 10.2(a).

“Installer Safe and Secure Workplace Policy” means the “EverBright Installer Safe and Secure Workplace Policy,” which is available on the Platform and may be updated by EverBright (or its Affiliates) from time to time in its sole discretion through the Platform.

“Losses” means any and all liabilities (including liabilities arising out of the application of the doctrine of strict liability), obligations, losses, Taxes, damages, penalties, fines, claims, penalties, actions, suits, judgments, costs, expenses and disbursements, (including reasonable legal, accounting and engineering fees and expenses and reasonable costs of investigation), direct or indirect, of whatsoever kind and nature, including those resulting from property injury, bodily injury, or death, in each case, whether or not involving a third party claim.

“Major Equipment” means the equipment listed in Attachment 1 to the applicable Work Order.

“Major Equipment Warranty Minimum Requirements” means the “EverBright Major Equipment Warranty Minimum Requirements,” which are available on the Platform and may be updated by EverBright (or its Affiliates) from time to time in its sole discretion through the Platform, with any such updates to be effective fifteen (15) days following notice to Installer.

“Milestone Payment” means each payment for achievement of the applicable milestone, as set forth on Exhibit E.

“Monitoring Equipment” means that certain monitoring equipment embedded with the System, including but not limited to the Major Equipment, which allows for the remote monitoring of System performance.

“Monitoring ID” means the site-specific ID provided by the Monitoring Portal.

“Monitoring Portal” means the software portal designated by EverBright, and communicated to Installer, where the System will be monitored.

“Notice” means any written notice required or permitted to be given by one Party to the other Party under this Agreement.

“Original Condition” means (i) in the context of removal of a System from a Customer Site pursuant to the provisions of this Agreement, the condition of the property at the Customer Site affected by the Work or partial installation of the System as such property existed immediately prior to commencement of the Work on that property, except for ordinary wear and tear, and any footings installed, which shall be allowed to remain; and (ii) in the context of demobilization from the Customer Site after completion of the Work, the condition of the property at the Customer Site affected by the Work as such property existed immediately prior to commencement of the Work on that property, except for changes to the property necessitated by the Work, and ordinary wear and tear.

“Parties” means EverBright and Installer collectively, and each of them may be referred to as a “Party.”

“Permission to Operate” has the meaning set forth in Section 5.3(b).

“Permit” means each and every national, regional, state, and local license, authorization, certification, filing, recording, permit or other approval with or of any Governmental Authority, including each and every environmental, land use, construction or operating permit and any agreement, consent or approval from or with any Governmental Authority that is required by any Applicable Law or that is otherwise necessary for the performance of the Work or for operation, maintenance and use of a System.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Personal Information” means a Person’s: (i) social security number; (ii) driver’s license number or government issued ID number; (iii) financial account number or credit or debit card number when combined with a security code, access code or password; (iv) personal user name or email address when combined with a password or security question and answer; (v) personal medical information; (vi) passport/alien registration information; (vii) date of birth; (viii) tax identification number; (ix) biometric data; (x) health insurance policy number when combined with a unique identifier; (xi) salary information; and (xii) any other data elements required to be protected pursuant to Applicable Law.

“Placed-in-Service Criteria” has the meaning set forth in Section 5.3(b).

“Platform” means a proprietary electronic platform designated by EverBright and licensed to Installer to support the sale and financing workflow of the Program, including to enable Installer to (i) check the creditworthiness of potential Customers, (ii) obtain financing for the Work, (iii) develop Work Orders, and (iv) deliver RIC Assignments.

“Program” has the meaning set forth in the first recital.

“Project Qualification Application” means the submission, through the Platform by Installer, of the following information with regard to a Customer and a proposed System, the scope of which may be updated from time to time by EverBright (or its Affiliates) through the Platform in its sole discretion:

(d)

the residential load for the trailing twelve (12) month period applicable to the Customer Site based on the Customer’s electric utility bills or a recent energy audit, or the Customer’s highest electric utility bill over such trailing twelve (12) month period;

(e)	a proposed Work Order for such System;

(f)	a Customer Agreement signed by Customer including a payment method form;

(g)	an Installation Agreement signed by both Customer and Installer; and

(h)	any required initial payments pursuant to the Customer Agreement (if EverBright has requested that Installer collect such payment from Customer on behalf of the relevant System Owner).

“Project Qualification Approval” means the determination, made by EverBright in its sole discretion, that the Project Qualification Criteria have been met.

“Project Qualification Approval Date” means the date that EverBright issues Project Qualification Approval through the Platform.

“Project Qualification Criteria” has the meaning set forth in Section 3.3.

“Purchase Price” shall mean, with respect to a System, the “Purchase Price” that is calculated in accordance with the Purchase Price Table in Exhibit C and set forth on the Platform. The Purchase Price Table sets forth prices, and are linearly interpolated in between the prices stated on the Purchase Price Table.

“Ramp Incentive Payment” shall mean an incremental [***] for all Systems achieving System Activation in the [***] period beginning on the Effective Date, so long as Installer achieves at least [***] System Activations within such [***] period.

“Roof Penetration Warranty” has the meaning set forth in Section 8.2.

“Roof Penetration Warranty Period” has the meaning set forth in Section 8.2.

“Subcontractor” shall mean any Person retained by Installer to perform any portion of the Work (including any Subcontractor of any tier) in furtherance of Installer’s obligations under this Agreement.

“Sustainable Community Network Program” means that certain program sponsored by Electriq Power, Inc., an affiliate of Installer, for the installation of Systems, for low to middle income residents without a minimum FICO score requirement, in those certain California municipalities which have executed a Sustainable Community Network Program Participation Agreement with Electriq Power, Inc.

“System” has the meaning set forth in the Recitals.

“System Activation” means, for each System installed pursuant to a Work Order, satisfaction of the System Activation Criteria.

“System Activation Certification” has the meaning set forth in Section 5.3(g).

“System Activation Criteria” means the criteria set forth in Section 5.3.

“System Activation Date” has the meaning set forth in Section 5.4.

“System Activation Deadline” has the meaning set forth in Exhibit E.

“System Design Standards” means the “EverBright System Design Standards,” which are available on the Platform and may be updated by EverBright (or its Affiliates) from time to time in its sole discretion through the Platform, with any such updates to be effective fifteen (15) days following notice to Installer.

“System Owner” means, with respect to a System, initially EverBright (or the party designated in the applicable Work Order), or its assignees, successors, and assigns.

“System Test” has the meaning set forth in Section 5.3.

“Tax Credits” means investment tax credits under Section 48(a)(1) of the Code or any successor to such section, and any other state or federal tax credits (including production tax credits) in respect of the System.

“Taxes” means all taxes, duties, fees, or other charges of any nature (including ad valorem, consumption, excise, franchise, gross receipts, import, license-property, sales, stamp, storage, transfer, turnover, sales, services, use, or value-added taxes, and any and all items of withholding, deficiency, penalty, addition to tax, interest, or assessment related thereto), imposed by any Governmental Authority due to the execution of this Agreement or the performance of, or payment for, the Work hereunder.

“Unanticipated Site Conditions” means the presence or the discovery of (i) subsurface or latent physical conditions at a Customer Site; (ii) previously unknown physical conditions at a Customer Site of an unusual nature or differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement; (iii) archeological artifacts, or religious, historical or archeological resources above or below the surface of a Customer Site; or (iv) any pre-existing Hazardous Material encountered by Installer or any Subcontractor while performing the Work and that is not otherwise the responsibility of Installer hereunder (in each case (i) through (iv), that are not Anticipated Site Conditions or requirements of any Governmental Authority arising out of Anticipated Site Conditions).

“Utility” means the local public utility to which a System will be interconnected.

“Vendor” means any supplier of equipment or materials constituting part of the Work for a System.

“Weather-tight” is defined in Section 8.2.

“Work” has the meaning set forth in Section 4.1.

“Work Order” has the meaning set forth in Section 3.1.

“Workmanship Warranty” has the meaning set forth in Section 8.1.

“Workmanship Warranty Period” has the meaning set forth in Section 8.1.

EXHIBIT B

FORM OF WORK ORDER

This Work Order (the “Work Order”) number [        ], dated this [        ], [    ], is by and between [    ] (“System Owner”) and [                ] (“Installer”) and is subject to the terms of that certain Master Installer Services Agreement between EverBright and Installer dated as of [    ] (the “Master Agreement”). The entire Master Agreement is hereby incorporated by reference into this Work Order, mutatis mutandis. Any assignee of System Owner shall be a third party beneficiary of this Work Order and the Master Agreement.

The Purchase Price is [    ]. This Purchase Price is fixed and not subject to adjustment except through issuance of a Change Order approved by System Owner or EverBright in accordance with the Master Agreement.

In addition to the Master Agreement, this Work Order hereby incorporates by reference Attachment 1 (Project Specific Information), which is attached to this Work Order.

[INSTALLER]

By:
Name:
Title:

Accepted and Agreed:

[SYSTEM OWNER]

By:
Name:
Title:

B-1

ATTACHMENT 1

Project Specific Information

Installer Name:

Installer Address:

Installer License No.:

Consumer Name:

Consumer Telephone No.:

Consumer Email Address:

Installation Address:

Purchase Price ($):

Mounting [Roof or Ground]:

System Capacity (kW DC STC):

Estimated Annual Generation:

Estimated Placed-in-Service Date:

Shading Factor:

Meter Brand/Model:

Major Equipment:	Item	Quantity

PV Module Brand/Model:

Inverter Brand/Model:

Racking Brand/Model:

Battery Brand/Model:

Interconnecting Utility:

Incentive Program:

Incentive Description:

Incentive Amount ($):

Additional Information:

B-2

EXHIBIT C

Purchase Price Table

[	***]

C-1

EXHIBIT D

[Reserved]

D-1

EXHIBIT E

MILESTONE DEADLINES AND PAYMENT TERMS

PPAs and Leases

MILESTONE DEADLINE	TIMING
Installation Completion Deadline	[***] after Project Qualification Approval Date
System Activation Deadline	[***] after Installation Completion Deadline

PAYMENT MILESTONE	PERCENTAGE OF PURCHASE PRICE
Project Qualification Approval
Installation Completion
Final Inspection
System Activation

E-1

EXHIBIT F

MILESTONE DELIVERABLES

Set forth below is a list of Deliverables required for Installer to achieve the applicable milestone and the cross-reference to such requirement in the Agreement:

Leases and PPAs

1.	Project Qualification Approval (Section 3.3 of the Agreement)

i)	Approved Customer Qualification

ii)	System Design - A System Design consistent with the System Design Standards as that term is defined in Addendum #1 to this Master Installation Services Agreement

iii)	Executed Customer Agreement

iv)	Executed Installation Agreement

v)	Executed Payment Method Form

vi)	Approved Welcome Call

vii)	Approved Shade Study

viii)	Executed Work Order

2.	Installation Completion (Section 5.1(c) of the Agreement)

i)	Building plans/single line diagram/spec sheets

ii)	System photos

iii)	Rebate/Incentive reservation documents (if applicable)

iv)	Conditional Lien Waiver

v)	Attestation that all required Permits have been obtained and, if requested, copy(ies) of Permit applications for all necessary and required Permits pursuant to Applicable Law, if any

3.	Final Inspection

i)	Copies of approval of final inspection from the AHJs

4.	System Activation (Section 5.3(c) of the Agreement)

i)	Permission to Operate from the Utility

ii)	Confirmation of Active Monitoring

iii)	Rebate/Incentive Confirmation documents (if applicable)

iv)	Final Lien Waiver

F-1

EXHIBIT G

FORM OF LIEN WAIVERS AND RELEASES

[ATTACHED]

[To be updated to include lien waivers for each applicable state]

CONDITIONAL WAIVER AND RELEASE UPON PROGRESS PAYMENT [(APPLICABLE STATE CODE §[        ])]

Upon receipt by the undersigned of a check from [Name of Payor] in the sum of $         [INSERT AMOUNT OF CHECK] payable to [Name of Installer or Subcontractor or Vendor] and when the check has been properly endorsed and has been paid by the bank upon which it is drawn, this document shall become effective to release any mechanic’s lien, stop notice, or bond right the undersigned has on the job of [EverBright or Name of System Owner] located at [Host Site address] to the following extent. This release covers a progress payment for labor, services, equipment or material furnished to [EverBright or Name of System Owner] through [INSERT DATE] only and does not cover any retentions retained before or after the release date; extras furnished before the release date for which payment has not been received; extras or items furnished after the release date. Rights based upon the Work performed or items furnished under a written change order which has been fully executed by the Parties prior to the release date are covered by this release unless specifically reserved by the claimant in this release. This release of any mechanic’s lien, stop notice, or bond right shall not otherwise affect the contract rights, including rights between Parties to the contract based upon a rescission, abandonment, or breach of the contract, or the right of the undersigned to recover compensation for furnished labor, services, equipment, or material covered by this release if that furnished labor, services, equipment, or material was not compensated by the progress payment. Before any recipient of this document relies on it, said Party should verify evidence of payment to the undersigned.

Dated:	[Name of Installer or Subcontractor or Vendor]

By:
Title:

CONDITIONAL WAIVER AND RELEASE UPON FINAL PAYMENT [(APPLICABLE STATE CODE §[        ])]

Upon receipt by the undersigned of a check from [Name of Payor] in the sum of $         [INSERT AMOUNT OF CHECK] payable to [Name of Installer or Subcontractor or Vendor] and when the check has been properly endorsed and has been paid by the bank upon which it is drawn, this document shall become effective to release any mechanic’s lien, stop notice, or bond right the undersigned has on the job of [EverBright or Name of System Owner] located at [Host Site address]. This release covers the final payment to the undersigned for all labor, services, equipment or material furnished on the job, except for disputed claims for additional Work in the amount of $        . Before any recipient of this document relies on it, the party should verify evidence of payment to the undersigned.

Dated:	[Name of Installer or Subcontractor or Vendor]

By:
Title:

EXHIBIT H

INSURANCE REQUIREMENTS

(a)    Insurance Program. Prior to commencement of any Work under this Agreement and until EverBright has issued the Installation Completion Certification, Installer and its Subcontractors shall obtain, maintain and pay for the following minimum insurance coverage:

(i)    Commercial General Liability Insurance: in a form or forms covering all Work undertaken by Installer and all subcontractors, written on an occurrence basis, including coverage for products and completed operations, independent contractors, premises and operations, personal injury, broad form property damage, and blanket contractual liability, [***].

(ii)    Workers’ Compensation Insurance: Required by the laws of any state in which the Work is to be performed and Employers Liability insurance with limits of at least:

[***] for Bodily Injury – each accident

[***] for Bodily Injury by disease – policy limits

[***] for Bodily Injury by disease – each employee

To the fullest extent allowable by law, the policy must include a waiver of subrogation in favor of EverBright, its Affiliates, and their directors, officers and employees.

In states where Workers’ Compensation insurance is a monopolistic state-run system, Installer shall add Stop Gap Employers Liability with limits not less than [***] each accident or disease.

(iii)    Commercial Automobile Liability Insurance: in an amount at least equal to [***] combined single limit. Autos shall include any and all vehicles, whether hired, leased, owned, or rented, that will be used in connection with the Work. The limit shall be not less than [***] each accident for bodily injury and property damage. Installer shall also comply with any additional insurance requirements and terms included in any applicable state or utility rebate or incentive program contract and/or rules.

(iv)    All Risk Equipment Insurance: Installer’s All Risk Equipment Insurance shall insure Installer’s equipment and supplies and materials belonging to Installer or used by or on behalf of Installer or any of its Subcontractors for performance of the Work which is not intended to become a permanent part of the completed Work (the “Installer Equipment and Materials”). Installer shall use commercially reasonable efforts to require each Subcontractor to maintain All Risk Equipment Insurance for the Installer Equipment and Materials. Except to the extent of EverBright’s or an EverBright Indemnified Person’s negligence or willful misconduct, EverBright shall not be liable for any loss or damage to the Installer Equipment and Materials. Should Installer or any of its Subcontractors choose to self-insure this risk, such party must expressly agree in writing that it waives any claim against EverBright for damage or loss to the Installer Equipment and Materials. Except to the extent of EverBright’s or an EverBright Indemnified Person’s negligence or willful misconduct, Installer and Subcontractors shall waive rights of subrogation against EverBright for damage to the Installer Equipment and Materials.

(v)    Professional Liability Insurance. If the Work includes engineering, architectural, design or other professional services, Installer shall secure and maintain, professional liability insurance (errors and omissions) with a minimum single limit of [***]. Such coverage shall be in place throughout the performance of the Work and for three (3) years after System Activation. Such coverage shall not exclude bodily injury or property damage from professional errors or omissions.

(vi)    Pollution Liability Insurance. Installer’s Pollution Liability coverage shall provide coverage for pollution claims arising out of Installer’s operations, with limits of [***] per claim and a [***] annual aggregate.

(b)    Insurance Companies. Each policy of insurance shall be obtained from an insurer rated “A-” or higher and categorized “VII” or greater in “Financial Size” by Best’s Insurance Guide.

(c)    Certificates of Insurance. Installer shall furnish to EverBright certificates of insurance signed by its insurance carriers or their authorized representatives which evidence the insurance required hereunder before activation in the Platform.

(d)    Notice of Changes and Cancellation. EverBright shall be given at least thirty (30) days written notice by the insurer prior to any changes being made in the required insurances.

(e)    Deductibles. Installer shall pay any deductible amounts.

(f)    Notice of Insurable Events. Installer shall immediately notify EverBright in writing of any occurrence on or off the Host Site which may give rise to a claim for damages against EverBright or any insurance coverage relating to the Work.

(g)    Additional Insured. EverBright shall be named as additional insured with respect to liability arising out of the Work performed by Installer.

(h)    Installer Waiver of Subrogation. Installer hereby releases EverBright, its Affiliates, and their directors, officers, members, assignees, and employees from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation for any injury to persons or damage to property, even if such injury or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, provided, however, that this release shall be applicable and in force and effect only to the extent permitted by law.

(i)    Installer to Procure Exclusions of Insurers’ Rights to Subrogation in All Policies. The policies of insurance required by this Agreement shall contain endorsements providing that the respective underwriters and insurance companies shall not have any right of subrogation, or any right of set off, counterclaim or any other deduction in respect of any liability to such underwriters and insurance companies, of EverBright and its Affiliates and their employees, directors, officers, insurers or underwriters.

(j)    Insurance Amounts Not a Limit of Liability. The amount of insurance contained in this exhibit shall not be construed to be a limitation of the liability on the part of Installer or any of its Subcontractors or limit the rights of EverBright under the Agreement.

(k)    Policy Endorsements. All policies of liability insurance to be maintained by Installer shall be written or endorsed to include the following:

(i)    that the insurance shall be primary and not excess to or contributing with any insurance or any additional insured party;

(ii)    to identify EverBright, and others as required along with their respective Affiliates, directors, officers, members, managers, assigns, as well as the employees and/or of each, and lenders, as additional insureds (and this additional insured status shall apply regardless of the enforceability of the indemnity provisions in this Agreement) including ongoing and completed operations; and

(iii)    provide a waiver of subrogation in favor of EverBright, its Affiliates, and their directors, officers, members, assignees, and employees; and

(iv)    with respect to coverage for completed operations under the general liability insurance, to be in place throughout the performance of the Work and for three (3) years after System Activation under the Agreement.

EXHIBIT I

RAMP SCHEDULE

Ramp Schedule obligations begin on the thirty-first (31st) day following the Effective Date as follows:

[***]

[***]

I-1

EXHIBIT J

FORM PPA

See attached.

J-1

EXHIBIT K

POWER POD 2 SPEC SHEET

[***]

K-1

ADDENDUM #1 TO MASTER INSTALLER SERVICES AGREEMENT

SCN SUPPLEMENTAL TERMS AND CONDITIONS FOR WORK ORDERED FOR INSTALLATION OF SYSTEMS UNDER THE SUSTAINABLE COMMUNITY NETWORK PROGRAM

THESE SCN SUPPLEMENTAL TERMS AND CONDITIONS ARE EXPRESSLY INTENDED BY THE PARTIES TO AUGMENT, SUPPLEMENT, AND MODIFY THE BASE TERMS OF THAT CERTAIN MASTER INSTALLER SERVICES AGREEMENT BY AND BETWEEN EVERBRIGHT, LLC AND ELECTRIQ POWER, INC, DATED [*], 2023 (THE “AGREEMENT”). THESE PROVISIONS FORM PART OF THE AGREEMENT AND AFFECT THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES. IN THE EVENT OF A CONFLICT BETWEEN THESE SCN SUPPLEMENTAL TERMS AND CONDITIONS AND ANY OTHER SUPPLEMENTAL CONDITIONS INCORPORATED INTO THE AGREEMENT, THESE SCN SUPPLEMENTAL CONDITIONS SHALL CONTROL. CAPITALIZED TERMS USED HEREIN WITHOUT DEFINITION SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE AGREEMENT, AS APPLICABLE.

A.	Section 1.1 “INSTALLER CRITERIA” of the Agreement is hereby amended by the addition of the following:

Any change in the Installer Criteria after the Effective Date shall not apply to Installer for Systems that are counted against the System Cap, unless such change of Installer Criteria is due to a change in Good Industry Practices or Applicable Law.

B.	Section 3.3 “PROJECT QUALIFICATION CRITERIA”:

For any equipment provided for a System that is counted against the System Cap, Installer shall be deemed an “Approved Vendor” for purposes of Section 3.3(e).

C.	Section 3.4 “PROJECT QUALIFICATION APPROVAL” of the Agreement is hereby amended by the addition of the following:

For any System that will be counted against the System Cap and meets the Project Qualification Criteria set forth in Section 3.3, EverBright shall issue Project Qualification Approval for such System.

D.	Section 5.1(d) “INSTALLATION COMPLETION CRITERIA” of the Agreement is hereby amended by the addition of the following:

For any System that will be counted against the System Cap, the Required Deliverables scope on Exhibit F for such System may be updated by EverBright (or its Affiliates) so long as such scope changes are due to a change in Good Indsutry Practices or Applicable Law. If such scope changes materially increases Installer’s costs to perform, the Parties shall meet to discuss such cost increases and negotiate in good faith in an effort to maintain the economic benefits of the Agreement for both Parties.

E.	Exhibit A “DEFINITIONS” of the Agreement is hereby amended by the addition of the following:

Customer Agreement: For any System that is counted against the System Cap, the Customer Agreement shall be (i) the power purchase agreement which (1) has been approved in advance in writing by EverBright and substantially in the form attached to the Agreement as Exhibit J, and (2) has received, and includes thereon, the “endorsement” of one or more California municipalities which have executed a Sustainable Community Network Program Participation Agreement with Installer which provides that no more than [***] of the revenue under such power purchase agreement shall be treated as “revenue share” thereunder. Any modifications to the power purchase agreement must be approved in advance in writing by EverBright.

Customer Criteria: Any updates to the Customer Criteria shall not apply to a Customer participating in the Sustainable Community Network Program once Project Qualification Approval has been granted for such Customer’s System.

“PowerPod 2” means that certain energy storage system as more fully described in the specification sheet attached to the Agreement as Exhibit K.

System Design Standards: (i) Any updates to the “EverBright System Design Standards” shall not apply to a System that are counted against the System Cap once Project Qualification Approval has been granted for such System, (ii) For any System that is counted against the System Cap, the System size will be based on available utility bills providing a reasonable basis of twelve (12) month’s electricity usage by the Customer at the Customer Site, sufficient for estimating consumption and estimating Customer savings, and shall guarantee savings to the Customer (iii) For any System that is counted against the System Cap, (1) if such System is equal to or less than a [***] PV system, Installer shall install such System with a [***] PowerPod2 (which may be increased to [***] PowerPod2 at Installer’s sole discretion), and (2) if such System is greater than a [***] PV system, Installer shall install such System with a [***] PowerPod2.

K-2